ASSET PURCHASE AGREEMENT

dated as of December 8, 2022

by and among

SYBRIDGE DIGITAL SOLUTIONS LLC,

as Buyer,

and

FAST RADIUS, INC.,

and

ITS SUBSIDIARIES SIGNATORY HERETO

as Sellers

TABLE OF CONTENTS

ASSET PURCHASE AGREEMENT		1
Article 1 DEFINITIONS		1
1.1	Defined Terms	1
1.2	Interpretation	17
Article 2 ACQUIRED ASSETS AND ASSUMPTION OF LIABILITIES		19
2.1	Assets to be Acquired	19
2.2	Liabilities to be Assumed by Buyer	19
2.3	Excluded Liabilities	19
2.4	Receipt of Misdirected Assets; Liabilities	19
2.5	Assumption and Assignment of Contracts and Leases	19
2.6	Assignment of Certain Acquired Assets	20
Article 3 CLOSING; PURCHASE PRICE		20
3.1	Closing; Transfer of Possession; Certain Deliveries	20
3.2	Consideration	21
3.3	Deposit	22
3.4	Allocation of Purchase Price	22
3.5	Withholding	22
Article 4 REPRESENTATIONS AND WARRANTIES OF SELLERS		23
4.1	Organization	23
4.2	Authorization of Transaction	23
4.3	Consents	23
4.4	No Conflicts	23
4.5	Acquired Assets	24
4.6	Litigation; Orders	24
4.7	Employment Matters	24
4.8	Compliance with Laws; Permits	25
4.9	Contracts and Leases	25
4.10	Real Property	27
4.11	Intellectual Property	27
4.12	Brokers’ Fees and Commissions	28
4.13	Financial Statements	28
4.14	Taxes	29
4.15	Exclusive Representations and Warranties	30
Article 5 REPRESENTATIONS AND WARRANTIES OF BUYER		30
5.1	Organization	30
5.2	Due Authorization, Execution and Delivery; Enforceability	30
5.3	Consents	31
5.4	No Conflicts	31

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5.5	Sufficiency of Funds	31
5.6	Adequate Assurances Regarding Executory Contracts	31
5.7	Exclusive Representations and Warranties	31
5.8	No Outside Reliance	31
Article 6 COVENANTS OF THE PARTIES		32
6.1	Conduct of Business Pending the Closing	32
6.2	Access	33
6.3	Public Announcements	34
6.4	Tax Matters	34
6.5	Commercially Reasonable Efforts	35
6.6	Further Assurances	35
6.7	Bankruptcy Court Matters	35
6.8	Cure Costs	37
6.9	Preservation of Books and Records; Cooperation	37
6.10	Notification of Certain Matters	38
6.11	Confidentiality	38
6.12	Employees	38
6.13	Certain Accounts Receivable	39
Article 7 CONDITIONS TO OBLIGATIONS OF THE PARTIES		40
7.1	Conditions Precedent to Obligations of Buyer	40
7.2	Conditions Precedent to the Obligations of Sellers	40
7.3	Frustration of Conditions Precedent	41
Article 8 TERMINATION		41
8.1	Termination of Agreement	41
8.2	Consequences of Termination	42
Article 9 MISCELLANEOUS		43
9.1	Expenses	43
9.2	Assignment	43
9.3	Parties in Interest	43
9.4	Notices	43
9.5	Choice of Law	44
9.6	Entire Agreement; Amendments and Waivers	45
9.7	Counterparts; Facsimile and Electronic Signatures	45
9.8	Severability	45
9.9	Headings	45
9.10	Exclusive Jurisdiction; Specific Performance; Remedies	46
9.11	WAIVER OF RIGHT TO TRIAL BY JURY	46
9.12	Survival	47
9.13	Non-Recourse	47
9.14	Disclosure Schedules	47
9.15	Mutual Drafting	47
9.16	Fiduciary Obligations	48

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of December 8, 2022 (the “Agreement Date”), is by and among Fast Radius, Inc., a Delaware corporation (the “Company”), and each of the Company’s Subsidiaries listed on the signature pages hereto (together with the Company, “Sellers” and each, a “Seller”) and SyBridge Digital Solutions LLC, a Delaware limited liability company (“Buyer”). Each Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Sellers engage in the business of cloud manufacturing, digital supply chain services, prototyping, and manufacturing (the “Business”);

WHEREAS, on November 7, 2022 (the “Petition Date”), Sellers commenced voluntary cases (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) by filing petitions for relief in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS, Sellers have agreed to sell to Buyer, and Buyer has agreed to purchase, the Acquired Assets as of the Closing, and Buyer is willing to assume from Sellers the Assumed Liabilities as of the Closing upon terms and subject to the conditions set forth hereinafter (including the Auction).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article 1
DEFINITIONS

1.1 Defined Terms. As used herein, the terms below shall have the following respective meanings:

“Acquired Assets” shall mean all properties, assets, interests and rights of every nature, tangible and intangible (including goodwill) of Sellers (real or personal, now or existing or hereafter acquired, whether or not reflected on the books or financial statements of Sellers), including the following assets of Sellers, except the Excluded Assets shall not be Acquired Assets:

(a) all accounts receivable, including all trade and non-trade accounts receivable, notes receivable, negotiable instruments and chattel paper owned or held, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;

(b) the Assumed Contracts and Assumed Leases, including all improvements, buildings, facilities, fixtures and appurtenances thereto and all rights in respect thereof, and all servitudes, easements, rights-of-way, other surface use agreements and water use agreements related thereto and all rights in respect thereof (including all options and rights of first refusal) and all tenements, hereditaments, and other property rights appertaining thereto, in each case regardless of whether title to the foregoing are subject to reversion to the landlord or other third party upon the expiration or termination of such Assumed Lease;

(c) subject to the right of Sellers to retain copies (at Sellers’ sole expense and subject to Section 6.9), all Acquired Business Information, including customer lists and customer contact information, in the possession or reasonable control of any Seller and whether in hard or electronic format;

(d) all goodwill associated with the Business, the Acquired Assets and the Assumed Liabilities;

(e) all inventory (wherever located, including packaging, tooling and parts, whether held at any location or facility of any Seller, in transit to any Seller, or on order and to be delivered to any Seller), office, communications and other equipment, machinery, furniture, vehicles, supplies and other tangible personal property (including rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person);

(f) all rights of Sellers under or pursuant to the warranties, representations, and guarantees express or implied, received from or made by suppliers, manufacturers, contractors, customers, or any other third party to the extent relating to products sold, or services provided, to any Seller or to the extent affecting any of the Acquired Assets other than any warranties, representations and guarantees relating exclusively to any Excluded Assets or rights and defenses relating exclusively to any Excluded Liabilities;

(g) all rights to Tax credits, refunds, deposits, and prepaid amounts;

(h) all prepaid expenses of Sellers relating to any of the Acquired Assets;

(i) all Intellectual Property owned by any Seller, including all rights to collect royalties and proceeds in connection therewith, all rights to sue and recover for past, present and future infringements, dilutions, misappropriations of, or other conflicts with, such Intellectual Property and any and all corresponding rights that, now or hereafter, may be secured throughout the world;

(j) all Permits, and all pending applications therefor, but only to the extent transfer or assignment of such Permits to Buyer is permitted by Law;

(k) all security deposits and any other deposits held by landlords, vendors, trade creditors, or any other party;

(l) all rights of any Seller under non-disclosure or confidentiality, non-compete or non-solicitation agreements with current and former employees and agents of any Seller or with third parties related to the Acquired Assets, the Assumed Liabilities, or the Business (or any portion thereof);

(m) the assets listed on Section 1.1(a) of the Disclosure Schedules;

(n) all rights against third parties (including suppliers, vendors, merchants, manufacturers and counterparties to leases, licensees, licensors or of any Seller arising under or related to any Assumed Contract, Assumed Lease, other Acquired Asset or Assumed Liability), including Claims, defenses, credits, rebates (including any vendor or supplier rebates), allowances, refunds, Proceedings, rights of set off, rights of recovery, rights of subrogation, rights of recoupment, rights under or with respect to express or implied guarantees, warranties, representations, covenants or indemnities made by such third parties or other similar rights, in each case with respect to Assumed Liabilities or arising from the use, ownership, possession, operation, sale or lease of any Acquired Assets;

(o) all Avoidance Actions including but not limited to those related to Assumed Contracts, Assumed Leases, Assumed Liabilities, any go forward vendors, or any Transferred Employee, (“Acquired Avoidance Actions”) and all other Claims related to Transferred Employees (“Acquired Transferred Employees Claims”); provided, that, neither the Buyer, nor any Person claiming by, through or on behalf of the Buyer (including by operation of law, sale, assignment, conveyance or otherwise) shall pursue, prosecute, litigate, institute or commence an action based on, assert, sell, convey, assign or file any Claim that relates to any Acquired Avoidance Actions or Acquired Transferred Employee Claims, other than any Claim with respect to any retention or similar agreements to which such Transferred Employee is party;

(p) to the extent not Acquired Avoidance Actions or Acquired Transferred Employee Claims, all Claims related to the Assumed Liabilities and operation or ownership of the Acquired Assets on or after the Closing (collectively with the Acquired Avoidance Actions and Acquired Transferred Employee Claims, the “Acquired Claims”);

(q) any and all insurance, condemnation and similar proceeds;

(r) the bank accounts set forth on Section 1(a) of the Disclosure Schedules (the “Acquired Bank Accounts”); and

(s) to the extent a Seller Benefit Plan is an Assumed Plan, all assets of such Seller Benefit Plan (except to the extent such assets are held in a trust).

“Acquired Avoidance Actions” shall have the meaning specified within the definition of “Acquired Assets”.

“Acquired Bank Accounts” shall have the meaning specified within the definition of “Acquired Assets”.

“Acquired Business Information” shall mean all books, financial information, records, files, ledgers, documentation, instruments, research, papers, data, marketing materials and information, sales or technical literature or similar information, in any format, that, in each case, is in the possession or control of any Seller; provided, that, if for any reason Buyer is prohibited from obtaining possession of any of the foregoing, Buyer shall have the right to make copies of such Acquired Business Information unless prohibited by applicable Law.

“Acquired Claims” shall have the meaning specified within the definition of “Acquired Assets”.

“Acquired Transferred Employees Claims” shall have the meaning specified within the definition of “Acquired Assets”.

“Affiliate” shall, with respect to any Person, mean any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, through ownership of voting securities or rights, by Contract, as trustee, executor or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, together with the exhibits and the Disclosure Schedules, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Agreement Date” shall have the meaning specified in the preamble.

“Allocation” shall have the meaning specified in Section 3.4.

“Alternative Transaction” shall mean (i) the approval by the Bankruptcy Court of a sale or sales of a material portion of the Acquired Assets to a Person other than Buyer, (ii) the filing of a plan of reorganization that does not contemplate the sale of the Acquired Assets to Buyer in accordance with the terms hereof, or (iii) any other transaction (or series of transactions), other than the Transactions, whether direct or indirect, concerning a sale, merger, acquisition, issuance, financing, recapitalization, reorganization, liquidation or disposition of any Seller or material portion of the assets thereof (in any form of transaction, whether by merger, sale of assets or equity or otherwise).

“Assumed Contracts” shall have the meaning specified in Section 2.5(a).

“Assumed Leases” shall have the meaning specified in Section 2.5(a).

“Assumed Liabilities” shall mean solely the following Liabilities, provided, that, if there is any conflict between Excluded Liabilities and any Assumed Liabilities, Excluded Liabilities shall prevail:

(a) all Liabilities under each of the Assumed Contracts and Assumed Leases to the extent such liabilities (i) arise after the Closing; (B) do not arise from a breach, violation or default of such Assumed Contract by any Seller prior to the Closing; and (C) are not required to be performed on or prior to the Closing;

(b) Property Taxes imposed upon the Acquired Assets attributable solely to the Post-Closing Tax Period;

(c) all (i) customer credits, sales promotions, rebates, coupons, and loyalty programs and (ii) returns of goods or products, customer prepayments and overpayments, customer refunds, credits, reimbursements and related adjustments with respect to goods or products, in each case to the extent (and solely to the extent) (x) incurred in the Ordinary Course of Business after the Closing and otherwise in compliance with the terms and conditions of this Agreement and (y) not arising under or otherwise primarily relating to any Excluded Asset or Excluded Liability;

(d) all Transfer Taxes related to the Transactions;

(e) all Liabilities, to the extent arising after the Closing, with respect to or relating to the ownership or operation of any of the Acquired Assets after the Closing;

(f) all accrued and unused vacation hours, sick time, or other paid time off of the Transferred Employees;

(g) all Liabilities relating to Buyer’s employment of Transferred Employees, including employee benefits, compensation or other arrangements, (or, with respect to a Qualified Leave Employee, after such Qualified Leave Employee’s commencement of employment with Buyer), in each case to the extent (and solely to the extent) incurred and arising after the Closing and otherwise in compliance with the terms and conditions of this Agreement;

(h) all Cure Costs;

(i) up to $275,000 of accounts payable attributable to the period between the Petition Date and Closing Date in respect of the Assumed Contracts and incurred in the Ordinary Course of Business and which do not relate to or arise from any breach of Contract, tort, infringement or violation of Law;

(j) up to $154,000 of accounts payable attributable to the period between the Petition Date and Closing Date not encompassed in the foregoing subsection (i);

(k) Liabilities of Sellers related to the Customs Matter (as defined in the Disclosure Schedules) in an amount not to exceed $1,000,000 in the aggregate; provided, however, that Buyer shall be entitled, at its option and sole expense, to assume and conduct the defense of, and control any communications, settlements or compromises with, the applicable Governmental Entity with respect to the Customs Matter, and neither Buyer nor Sellers shall settle or compromise the Customs Matter without the prior written consent of the other Party (which consent shall not be unreasonably withheld); and

(l) Liabilities of Sellers set forth on Section 1.1(b) of the Disclosure Schedules.

“Assumed Plan” shall have the meaning set forth in Section 6.12(b).

“Auction” shall have the meaning set forth in the Bidding Procedures.

“Avoidance Actions” shall mean any and all claims for avoidance and recovery of any Seller under chapter 5 of the Bankruptcy Code.

“Back-Up Bidder” shall have the meaning specified in Section 6.7(e).

“Bankruptcy Code” shall have the meaning specified in the recitals.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

“Bidding Procedures” shall mean bidding procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order.

“Bidding Procedures Order” shall mean an Order (Docket No. 77) of the Bankruptcy Court approving the Bidding Procedures.

“Bill of Sale and Assignment and Assumption Agreement” shall mean a bill of sale and assignment and assumption agreement to be entered into by Sellers and Buyer concurrently with the Closing, substantially in the form of Exhibit A.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of New York are not required to open.

“Buyer” shall have the meaning specified in the preamble.

“Buyer Material Adverse Effect” shall mean any change, effect, event, occurrence, circumstance, state of facts or development that prevents or materially impairs Buyer’s ability to consummate the Transactions or perform its obligations hereunder.

“Chapter 11 Cases” shall have the meaning specified in the recitals.

“Claim” shall mean all actions, claims, counterclaims, complaints, suits, Proceedings, rights of action, causes of action, Liabilities, losses, damages, remedies, penalties, judgments, settlements, costs, expenses, fines, disbursements, demands, reasonable costs, fees and expenses of counsel, including in respect of investigation, interest, demands and actions of any nature or any kind whatsoever, known or unknown, disclosed or undisclosed, accrued or unaccrued, matured or unmatured, choate or inchoate, legal or equitable, and arising in tort, contract or otherwise, including any “claim” as defined in the Bankruptcy Code.

“Closing” shall have the meaning specified in Section 3.1(a).

“Closing Date” shall have the meaning specified in Section 3.1(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning specified in the recitals.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated November 9, 2022, between the Company and SyBridge Technologies, Inc. an Affiliate of Buyer.

“Contract” shall mean any contract, agreement, undertaking, franchise agreement, indenture, note, bond, loan, instrument, conditional sales contract, purchase order, sales order, mortgage, license, sublicense, lease, sublease, franchise, insurance policy, letter of credit, commitment or other arrangement or commitment, whether or not in written form, that is, or purports to be, binding upon a Person or any of its property or assets or subjects any such property or assets to a Lien.

“Cure Costs” shall mean all amounts required to be paid pursuant to section 365(b) of the Bankruptcy Code in connection with the assumption and assignment of the Assumed Contracts and Assumed Leases, or otherwise to effectuate, pursuant to the Bankruptcy Code, the assumption and assignment of the Assumed Contracts and Assumed Leases.

“Customs and Import Obligations” means any import and customs duties or similar claims, obligations or liabilities, including any such claims, obligations or liabilities arising under Title 19 of the United States Code or otherwise owed to U.S. Customs and Border Patrol.

“Deposit” shall have the meaning specified in Section 3.3(a).

“Disclosure Schedules” shall mean the disclosure schedules, delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement, as may be amended from time to time in accordance with and subject to the terms hereof.

“Employees” shall mean all individuals, whether or not actively at work as of the date hereof, who are employed by any Seller, including such employees who have been furloughed or are on short-term disability, long-term disability or any other approved leave of absence as of the Closing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” shall mean the account established by the Escrow Agent to hold the Deposit.

“Escrow Agent” shall mean Signature Bank.

“Escrow Agreement” shall mean the escrow agreement, dated as of the date hereof, by and among Escrow Agent and Sellers.

“Excluded Assets” means all of the following properties, assets, interests, and rights of the Sellers:

(a) all cash and cash equivalents, checks, money orders, funds in time and demand deposits or similar accounts, marketable securities, short-term investments, and other cash equivalents and liquid investments;

(b) all cash deposits in cash collateral, indemnity or other accounts solely to the extent comprising professional fee retainers, professional fee escrows, and indemnity accounts, held by or on behalf of the Sellers’, or the bankrupt estates’, professionals;

(c) that certain escrow account established pursuant to paragraph 36(ii) of that certain interim order of the Bankruptcy Court authorizing the use of cash collateral (Docket No. 61);

(d) all cash in the Sellers’ adequate assurance account relating to utilities under section 366 of the Bankruptcy Code;

(e) any and all proceeds relating to any and all bonds, letters of credit, guarantees or other security provided by any Seller;

(f) Excluded Contracts and Excluded Leases;

(g) all prepaid expenses related exclusively to Excluded Contracts and Excluded Leases;

(h) capital stock of each of the Sellers;

(i) all insurance policies and all rights of any nature with respect to any such insurance policy, including all claims and proceeds under such insurance policies, and including workers’ compensation insurance and related letters of credit, cash or other assets that serve as collateral with respect thereto;

(j) all of any Seller’s director and officer insurance policies, fiduciary policies or employment practices policies (in each case of the foregoing, including any tail policies or coverage thereon), and any of such Seller’s rights, Claims, credits or rights of set off thereunder;

(k) all rights to the warranties, express or implied, and licenses granted by any third party related exclusively to any Excluded Assets;

(l) all Personally Identifiable Information, including any credit card numbers or related customer payment source, or social security numbers;

(m) all Seller Benefit Plans that are not Assumed Plans;

(n) all (i) organizational documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates, and other documents relating to any Seller’s organization, maintenance, existence, and operation; (ii) books and records, correspondence or communications to the extent related solely to (A) Taxes paid or payable by the Sellers, (B) any claims, obligations or liabilities not included in Assumed Liabilities, or (C) this Agreement, any Transaction Documents or the negotiation or consummation of the Transactions (and including any attorney-client privilege associated with any of the items described in the preceding clauses (A), (B) or (C));

(o) all Avoidance Actions except for Acquired Avoidance Actions;

(p) any Claims, setoffs, rights of recoupment, equity rights, defenses, or other rights or interest of any Seller in or to any refund, rebate, abatement or other recovery or otherwise to the extent related exclusively to any Excluded Liability;

(q) all Claims (other than Acquired Avoidance Actions) that relate solely to any Excluded Asset or Excluded Liability, and all Claims arising from this Agreement;

(r) all Tax attributes of any Seller;

(s) all bank accounts except for the Acquired Bank Accounts;

(t) to the extent not included elsewhere within this definition of Excluded Assets, all Claims other than Acquired Claims; and

(u) all assets set forth on Section 1.1(c) of the Disclosure Schedules.

“Excluded Benefits” shall have the meaning specified in Section 6.12(a).

“Excluded Contracts” shall mean all Contracts other than Assumed Contracts.

“Excluded Leases” shall mean all Leases other than Assumed Leases.

“Excluded Liabilities” means any Liabilities of Sellers that are not Assumed Liabilities, including:

(a) all costs and expenses incurred or to be incurred by Sellers or their Affiliates in connection with this Agreement and the consummation of the Transactions, any Alternative Transaction, or any similar transaction, whether or not consummated;

(b) all Liabilities arising under the WARN Act with respect to any individual’s termination of employment with Seller;

(c) all Liabilities, to the extent not an Assumed Liability, (i) related to any current or former employee (including the Employees), candidate for employment, officer, director, consultant, or contractor of any Seller arising on or prior to the Closing Date, (ii) arising under, in connection with or in any way relating to any Seller Benefit Plan that is not an Assumed Plan at any time maintained, sponsored, contributed to or required to be contributed to by any of Sellers, or (iii) arising on or prior to the Closing Date under any Assumed Plan;

(d) all Liabilities to any broker, finder or agent or similar intermediary for any broker’s fee, finders’ fee or similar fee or commission relating to the transactions contemplated by this Agreement for which any Seller or its Subsidiaries or Affiliates are responsible;

(e) to the extent not an Assumed Liability, all accounts payable;

(f) any Liabilities in respect of Excluded Taxes;

(g) subject to subsection (k) of Assumed Liabilities, all Liabilities related to Customs and Import Obligations, in each case unless (and solely to the extent) (x) incurred in the Ordinary Course of Business after the Closing and otherwise in compliance with the terms and conditions of this Agreement and (y) not arising under or otherwise relating to any Excluded Asset or Excluded Liability;

(h) any Liabilities in respect of the Assumed Contracts and Assumed Leases if such Liability is incurred as a result of any action taken by Seller in breach of this Agreement;

(i) to the extent not an Assumed Liability, all Liabilities arising from or related to any Claim or Proceeding against any Seller (including, for the avoidance of doubt, any Claim or Proceeding related to fraud, breach of fiduciary duty, misfeasance or under any other theory relating to conduct, performance or non-performance of any Seller or any of their Affiliates, or any of their respective directors, officers, or employees) pending or threatened or having any other status or with respect to facts, actions, omissions, circumstances or conditions existing, occurring or accruing prior to the Closing Date, including any successor liability claims or that may be owed to or assessed by, any Governmental Entity or other Person, and whether commenced, filed, initiated, or threatened prior to, on or following the Closing;

(j) all Liabilities to the extent relating to or otherwise arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets;

(k) all Liabilities in respect of any Contracts to which any Seller is party or is otherwise bound that are not Assumed Contracts;

(l) all Liabilities arising from or related to that certain Termination Agreement, dated October 25, 2022, by and between the Company and United Parcel Service General Services Co., or any of the underlying facts and circumstances; and

(m) subject to subsection (k) of Assumed Liabilities, all Liabilities arising from or related to the Customs Matter (as defined in the Disclosure Schedules) or any of the underlying facts and circumstances.

“Excluded Taxes” means any and all (i) Taxes with respect to the Business, any Acquired Asset, or any Assumed Liabilities attributable to, resulting from or arising in connection with (including as a result of any action, election, event, relationship, or transaction occurring in) any Pre-Closing Tax Period, (ii) Taxes of or with respect to any Seller for any period, including all Taxes resulting from, attributable to or arising in connection with the sale, transfer, conveyance or assignment of the Acquired Assets and Assumed Liabilities and withholding Taxes to the extent not withheld pursuant to Section 3.5, and (iii) any Taxes imposed on or with respect to any Excluded Assets or any Excluded Liabilities for any taxable period.

“Final Order” shall mean an Order entered by the Bankruptcy Court or other court of competent jurisdiction as to which (i) no appeal, notice of appeal, notice of motion for leave to appeal, motion for reconsideration, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been dismissed or withdrawn, (ii) the time for instituting an appeal, motion for leave to appeal or motion for rehearing or motion for new trial have expired; and (iii) if an appeal, motion to leave for appeal, motion for reconsideration, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been filed, and no stay pending an appeal is in effect as to such Order.

“Fraud” shall mean an actual and intentional misrepresentation of material facts with respect to (i) the making of any representation or warranty of any Seller or Buyer set forth in Article 4, or Article 5 or in any other Transaction Document or (ii) the certifications of Sellers or

Buyer, respectively, set forth in the certificates delivered by Sellers and Buyer pursuant to Section 7.1(e) and Section 7.2(d), respectively, in each case which satisfies all of the elements of common law fraud under applicable Law.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Goose Island Lease” means that certain Industrial Lease, dated December 1, 2009 (as amended or modified from time to time in accordance with its terms), by and between 1224 Hooker LLC and the Company as successor-in-interest to Berman’s Infiniti of Chicago, Inc.

“Governmental Entity” shall mean any federal, state, provincial, local, municipal, foreign, multinational, international, supranational or other (a) government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, subdivision, body, commission, or entity and any court or other tribunal), or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitration tribunal or stock exchange.

“Intellectual Property” means all intellectual property in any and all jurisdictions throughout the world (whether arising under statutory or common law), including, without limitation: (a) patents and patent applications, design rights, industrial design registrations and applications therefor, divisions, divisionals, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, reexaminations, extensions and any provisional applications, and any foreign or international equivalent of any of the foregoing, (b) trademarks (whether registered, unregistered or applied-for), service marks, trade names, trade dress, domain names, social media accounts, social media identifiers (such as a Twitter® handle), corporate legal entity names, brand names, logos, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software and in databases, website content, moral rights and renewals in connection therewith, (d) rights of publicity (i.e., the right to commercially use the name, likeness, image, voice, or identity of individuals), and (e) trade secrets, and rights in know-how or confidential and proprietary information, including rights in formulae, methods, techniques, processes, assembly procedures, computer software code, specifications, drawings, prototypes, molds and models.

“Interim Period” shall have the meaning specified in Section 6.1.

“IP Assignment Agreement” shall mean an intellectual property assignment agreement to be entered into by Sellers and Buyer concurrently with the Closing, substantially in the form of Exhibit B.

“IRS” means the United States Internal Revenue Service.

“Knowledge” shall mean, with respect to any Seller, the actual knowledge of Patrick McCusker and Lou Rassey, after reasonable inquiry, and with respect Buyer, the actual knowledge of Franklin McClelland and Byron Paul after reasonable inquiry.

“Law” shall mean any federal, state, provincial, local, foreign, international or multinational constitution, statute, law, ordinance, regulation, rule, code, Order, principle of common law, or decree enacted, promulgated, issued, enforced or entered by any Governmental Entity, or court of competent jurisdiction, or other requirement or rule of law.

“Leased Real Property” shall mean all Real Property leased by a Seller as lessee.

“Leases” shall mean all leases, subleases, licenses, concessions, options, contracts, extension letters, easements, reciprocal easements, assignments, termination agreements, subordination agreements, non-disturbance agreements, estoppel certificates and other agreements (written or oral), and any amendments, supplements, addendums, or guarantees to the foregoing, and recorded memoranda of any of the foregoing, pursuant to which any Seller holds any leasehold or subleasehold estates and other rights in respect of any Leased Real Property.

“Liabilities” shall mean, as to any Person, all debts, Claims, liabilities, commitments, responsibilities, reimbursements, costs and expenses, assessments, losses, damages (compensatory, punitive or other) and obligations of any kind or nature whatsoever, direct or indirect, actual, absolute or contingent, whether accrued or unaccrued, vested or otherwise, liquidated or unliquidated, including without limitation and where applicable interest and penalties, whether known or unknown, due or to become due, including all costs and expenses related thereto, and whether or not actually reflected, or required to be reflected, in such Person’s balance sheet or other books and records.

“Lien” shall have the meaning specified in section 101(37) of the Bankruptcy Code and shall include any pledge, option, charge, lien (statutory or other), license, debentures, trust deeds, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, defect of title, restriction on transferability, restriction on use or other encumbrance, in each case whether imposed by agreement, law, equity or otherwise.

“Louisville Lease” means that certain Warehouse Services Agreement, dated January 1, 2015 (as amended or modified from time to time in accordance with its terms), by and between UPS Supply Chain Solutions, Inc. and Fast Radius, LLC.

“Material Contracts and Leases” shall have the meaning specified in Section 4.9

“May Street Lease” means that certain Membership Services Agreement, dated June 1, 2018 (as amended or modified from time to time in accordance with its terms), by and between Salt Flats, LLC and the Company.

“Notices” shall have the meaning specified in Section 9.4.

“Order” shall mean any judgment, order, injunction, writ, ruling, decree, stipulation, determination, decision, verdict, or award entered by or with any Governmental Entity.

“Ordinary Course of Business” shall mean that an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if that action is taken in the ordinary course of business of such Person, consistent with past practices immediately prior to the Petition

Date, but subject, however, to changes arising or resulting from the filing or pendency of the Chapter 11 Cases.

“Outside Date” shall mean December 16, 2022.

“Pandemic Response Laws” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), the Families First Coronavirus Response Act (Pub. L. 116-127), the Taxpayer Certainty and Disaster Tax Relief Act of 2020 (Pub. L. 116-200), and the American Rescue Plan Act of 2021 (Pub. L. 117-2), each as amended, and any other similar or additional federal, state, local, or foreign law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Party” or “Parties” shall have the meaning specified in the preamble.

“Permits” shall mean permits, licenses, certifications, registrations, concessions, grants, franchises, waivers, certificates, certificates of occupancy, accounts, approvals, consents, clearances and other authorizations issued by any Governmental Entity or international non-governmental organization (NGO), including, for the avoidance of doubt, all construction permits, International Organization for Standardization (ISO) certifications, and any other manufacturer and quality certifications.

“Permitted Liens” shall mean: (a) statutory Liens for Taxes not yet due, payable, or delinquent or which are being contested in good faith by appropriate proceedings diligently conducted and, in each case, for which adequate cash reserves have been set aside in accordance with GAAP to the extent released Closing; (b) statutory liens of landlords, carriers, warehousemen, mechanics, and materialmen incurred in the Ordinary Course of Business for sums not yet due, payable, or delinquent to the extent released at Closing; (c) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; (d) applicable zoning, subdivision, building and other non-monetary land use Laws and other land use restrictions that do not adversely affect the present use or occupancy of the subject Real Property; (e) liens or encumbrances that arise solely by reason of acts of Buyer or its successors and assigns or otherwise consented to in writing by Buyer in accordance with the terms of this Agreement; (f) easements, covenants, conditions, restrictions and other similar non-monetary encumbrances on Real Property that arise in the Ordinary Course of Business that do not adversely affect the present use or occupancy of the subject Real Property; (g) non-exclusive licenses granted in the Ordinary Course of Business; or (h) any Lien that will be removed or released by operation of the Sale Order or any other Order of the Bankruptcy Court.

“Person” shall mean an individual, a general or limited partnership, limited liability partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an association, an unincorporated organization, a joint stock company, a labor union, an estate, a Governmental Entity or any other entity.

“Personally Identifiable Information” shall mean all personally identifiable information held by, or under the control of Sellers, or used by Sellers.

“Petition Date” shall have the meaning specified in the recitals.

“Post-Closing Covenant” shall have the meaning specified in Section 9.12.

“Post-Closing Tax Period” shall mean any taxable period (or, in the case of a Straddle Period, the portion thereof) commencing after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period (or, in the case of a Straddle Period, the portion thereof) ending on or prior to (and including) the Closing Date.

“Proceeding” shall mean any action, arbitration, audit, investigation (including a notice of preliminary investigation or formal investigation), notice of violation, hearing, contest, inquiry, inquest, examination, litigation or suit (whether civil, criminal or administrative), other than the Chapter 11 Cases, commenced, brought, conducted or heard by or before any Governmental Entity, including but not limited to any and all such actions related to restitution or remission in criminal proceedings and civil forfeiture and confiscation proceedings under the Law of any jurisdiction.

“Property Taxes” shall mean any and all personal, property, Real Property, and/or intangible property or ad valorem Taxes and similar or analogous Taxes.

“Purchase Price” shall have the meaning specified in Section 3.2(a).

“Qualified Leave Employee” means any Employee who is not actively at work on the Closing Date as a result of a short-term or long-term approved leave of absence or other time-off, including (a) those on military leave, maternity leave, parental leave, family leave, medical leave, workers’ compensation and other statutory leaves; (b) those on short-term or long-term disability under any Seller’s short-term or long-term disability program; and (c) those on temporary lay-off or furlough.

“Real Property” shall mean any real estate, land, building, structure, improvement or other real property of any kind or nature whatsoever owned, leased or occupied by any Person, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

“Recovered AR” shall have the meaning specified in Section 6.13.

“Representative” shall mean, with respect to any Person, such Person’s officers, directors, managers, employees, advisors, agents, consultants, representatives and financing sources (including any investment banker, financial advisor, accountant, legal counsel, consultant, other advisor, agent, representative or expert retained by or acting on behalf of such Person or its Subsidiaries or Affiliates).

“Sale Hearing” shall mean as defined in the Bidding Procedures.

“Sale Motion” shall mean the motion of Sellers (Docket No. 17) seeking entry of the Bidding Procedures Order and Sale Order.

“Sale Order” shall mean an Order of the Bankruptcy Court in the form attached hereto as Exhibit C or otherwise satisfactory to Buyer in its sole and absolute discretion pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code authorizing and approving, inter alia, the sale of the Acquired Assets to Buyer on the terms and conditions set forth herein, which shall, among other things: (a) approve the assumption and assignment to Buyer of the Assumed Contracts and Assumed Leases; (b) approve of the consummation of the Transactions; (c) find that the sale by Sellers to Buyer of the Acquired Assets is free and clear of all Claims (including any and all intercompany claims between and/or among Sellers) and Liens (except Permitted Liens); and (d) find that Buyer is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code and grant Buyer the protections of Section 363(m) of the Bankruptcy Code.

“SEC” shall have the meaning specified in the preamble to Article IV.

“Seller” or “Sellers” shall have the meaning specified in the preamble.

“Seller Benefit Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) or any deferred compensation, bonus, pension, retirement, profit sharing, savings, incentive compensation, stock purchase, stock option or other equity or equity-linked compensation, disability, death benefit, hospitalization, medical, dental, life, employment, retention, change in control, termination, severance, separation, vacation, sick leave, holiday pay, paid time off, leave of absence, fringe benefit, compensation, incentive, insurance, welfare or any similar plan, program, policy, practice, agreement or arrangement (including any funding mechanism therefor), written or oral, whether or not subject to ERISA, and whether funded or unfunded, in each case that is adopted, sponsored, maintained, entered into, contributed to, or required to be maintained or contributed to, by any Seller for the benefit of any Employee, or pursuant to or in connection with which any Seller could have any Liabilities.

“Seller Material Adverse Effect” shall mean any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate (taking into account all other such changes, effects, events, occurrences, circumstances, states of facts or developments), (a) has prevented or materially impaired or delayed, or would reasonably be expected to prevent or materially impair or delay, the ability of Sellers to consummate the Transactions or perform their obligations hereunder, or (b) has had, or would reasonably be expected to have, a material adverse effect on the business, operations, properties, assets (including the Acquired Assets), liabilities (including the Assumed Liabilities) or condition (financial or otherwise) of the Business, taken as a whole; provided, however, the term “material adverse effect” shall not include any change, effect, event, occurrence, circumstance, state of facts or development that, directly or indirectly, alone or taken together, arising out of or attributable to: (i) any change generally affecting the international, national or regional markets applicable to the Business or the Acquired Assets; (ii) any changes in, or effects arising from or relating to, national or international political or social conditions, including the engagement by the United States or any other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States; (iii) changes in, or effects arising from or relating to, financial, banking, or securities markets (including (A) any disruption of any of the foregoing markets, (B) any change in currency exchange rates or (C) any decline or rise in the price of any security, commodity, contract or index); (iv) changes in Law, GAAP or official interpretations of the foregoing; (v) acts of nature, including outbreaks of illness or health emergencies (including the COVID-19 pandemic and business, travel, shelter-in-place laws, and other restrictions related thereto), hurricanes, storms, floods, earthquakes and other natural disasters or force majeure events; (vi) any action expressly required to be taken by this Agreement; (vii) the filing or pendency of the Chapter 11 Cases or any order of the Bankruptcy Court; (viii) any objections in the Bankruptcy Court to this Agreement and the Transactions; (ix) any filing or motion made under sections 1113 or 1114 of the Bankruptcy Code; (x) the disposition of any Excluded Assets in accordance with Section 6.1; (xi) the failure of Sellers to obtain any consent (including to assign any Contract or Permit), Permit, authorization, waiver or approval required in connection with the Transactions; (xii) the execution and delivery of this Agreement or the announcement thereof or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Business or Acquired Assets with employees, customers, lessors, suppliers, vendors or other commercial partners; and (xiii) any action taken by any Seller at the express written request of Buyer; which, in the case of any of the foregoing clauses (i) through (v) does not disproportionately affect the Business or Acquired Assets relative to other companies that participate in the markets and industries applicable to the Business.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” shall mean, with respect to any Person (a) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership, or (c) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest thereof or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Successful Bidder” shall mean, if an Auction is conducted, the prevailing party with respect to the Acquired Assets at the conclusion of such Auction.

“Tax” or “Taxes” shall mean (i) any and all taxes, assessments, levies, duties, fees, excises, customs or other governmental charges imposed by any Governmental Entity of any kind whatsoever, however denominated and whether or not disputed, including any federal, state, local or non-U.S. income, capital gains, production, inventory, lease, margins, alternative or add-on minimum, accumulated earnings, franchise, capital stock, unclaimed property or escheatment, environmental, profits, windfall profits, gross receipts, sales, use, highway use, fuel, vehicle registration, value added, transfer, registration, stamp, premium, excise, customs duties, severance, Real Property, personal property, lease transaction, ad valorem, occupancy, license, occupation, employment, payroll, social security (or similar), disability, unemployment, withholding, corporation, inheritance, value added, stamp duty reserve, or estimated or other tax, assessment, levy, duty (including duties of customs and excise) or other governmental charge of any kind whatsoever, including any payments in lieu of taxes or other similar payments, chargeable by any Tax Authority, together with any and all penalties, interest and additions thereto, whether disputed or not, (ii) any liability for payment of amounts described in clause (i) with respect to any other

Person, whether as a result of joint, several, successor or transferee liability, of being a member of an combined, consolidated, affiliated, unitary or other similar group, by contract, operation of applicable Law, or otherwise; and (iii) any liability for payment of amounts described in clauses (i) or (ii) as a result of any sharing, receivable, indemnity or allocation agreement or any other similar or analogous express or implied agreement or arrangement.

“Tax Authority” shall mean any Governmental Entity with any responsibility for the administration, assessment, enforcement, imposition or collection of any Tax.

“Tax Return” shall mean any and all returns, declarations, reports, documents, Claims for refund, or information returns, statements, filings or other documents which are supplied or submitted to or filed with or required to be supplied or submitted to or filed with any Tax Authority or any other Person, including any schedule, statement, information or attachment thereto, and including any amendments thereof.

“Transaction Documents” shall mean this Agreement and any agreement, instrument or other document entered into pursuant to the terms hereof.

“Transactions” shall mean the transactions contemplated by this Agreement and the Transaction Documents, including the purchase and sale of the Acquired Assets as provided for in this Agreement.

“Transfer Tax” or “Transfer Taxes” shall mean any sales, use, transfer, conveyance, documentary transfer, stamp, recording or other similar Tax imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto, but such term shall not include any withholding and other Tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.

“Treasury Regulations” means the regulations currently in force as final, proposed, or temporary that have been issued by the U.S. Department of Treasury and the IRS, and any successor regulations.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

1.2 Interpretation.

(a) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b) Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(d) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(e) All references to “$” and dollars shall be deemed to refer to United States currency.

(f) All references to any financial or accounting terms shall be defined in accordance with GAAP.

(g) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Disclosure Schedule and exhibit references are to this Agreement unless otherwise specified. All article, section, paragraph, schedule and exhibit references used in this Agreement are to articles, sections and paragraphs of, and schedules and exhibits to, this Agreement unless otherwise specified.

(h) The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.

(i) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references herein to time are references to New York City time, unless otherwise specified herein.

(j) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(k) A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended or supplemented, except to the extent prohibited by this Agreement or that other agreement or document.

(l) Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(m) References herein to “default under”, “violation of” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both”, whether or not so specified.

(n) The phrase “to the extent” means the degree to which a subject or other thing extends, and shall not mean “if”.

(o) Any document, record, or other item shall be deemed “provided”, “delivered”, “made available”, or analogous phrases, to Buyer hereunder only if such document, record, or other item has been (i) uploaded to the data site hosted by or on behalf of the Company in connection with the Transactions by 5:00 p.m. Eastern time on the date that is two (2) Business Days prior to the Agreement Date (or such later time approved by the Buyer in writing) or (ii) publicly filed with the SEC.

Article 2
ACQUIRED ASSETS AND ASSUMPTION OF LIABILITIES

2.1 Assets to be Acquired. Subject to entry of the Sale Order, and the terms and conditions of this Agreement and the Sale Order, at the Closing, Sellers shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, all of Sellers’ right, title and interest, free and clear (except for the Permitted Liens and Assumed Liabilities) of all Liens, Claims (as defined in the Sale Order) and interests, in each and all of the Acquired Assets. Notwithstanding anything to the contrary, Buyer shall only acquire the Acquired Assets and neither Buyer nor any Affiliate of Buyer shall acquire, and there shall be excluded from the definition of Acquired Assets, any and all Excluded Assets.

2.2 Liabilities to be Assumed by Buyer. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall assign to Buyer, and Buyer shall assume from Sellers and pay when due, perform and discharge, in due course, each of the Assumed Liabilities.

2.3 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer shall not and does not assume, and shall not be obligated to pay, perform, discharge or in any other manner be liable or responsible for, any Excluded Liabilities.

2.4 Receipt of Misdirected Assets; Liabilities. If after the Closing (i) Buyer or any of its Affiliates holds any Excluded Assets or Excluded Liabilities or (ii) any Seller holds any Acquired Assets or Assumed Liabilities, Buyer or the applicable Seller, will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party. Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.

2.5 Assumption and Assignment of Contracts and Leases.

(a) Sellers shall assign all Contracts (which, for the avoidance of doubt, shall include all purchase orders or other agreements contemplated or governed by any of the listed Contracts) and Leases of the Sellers listed on Section 2.5(a) of the Disclosure Schedules to Buyer, effective on and as of the Closing (such Contracts, the “Assumed Contracts”, and such Leases, the “Assumed Leases”); provided, however, Buyer may, in its sole and absolute discretion, at any time at least one (1) Business Day prior to the Closing, by written notice to Sellers, add or remove Assumed Contracts and Assumed Leases from Section 2.5(a) of the Disclosure Schedules. If any Contract is added to the list of Acquired Assets pursuant to the foregoing sentence, then the applicable Seller shall take such steps as are reasonably necessary to cause such Contract to be assigned to Buyer as promptly as possible at or following the Closing.

(b) At the Closing, Sellers shall, pursuant to the Sale Order, the Bill of Sale and Assignment and Assumption Agreement, and the IP Assignment Agreement, sell, and assign to Buyer (the consideration for which is included in the Purchase Price), all Assumed Contracts and Assumed Leases pursuant to sections 363 and 365 of the Bankruptcy Code, as applicable. At the

Closing, Buyer shall assume, and thereafter in due course and in accordance with its respective terms (as may be amended) pay, fully satisfy, discharge and perform when due all Cure Costs and obligations under each Assumed Contract and Assumed Lease that are Assumed Liabilities in accordance with the terms thereof, pursuant to section 365 of the Bankruptcy Code, as applicable.

2.6 Assignment of Certain Acquired Assets. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party (including any Governmental Entity), would after giving effect to the Sale Order and the Bankruptcy Code, constitute a breach or other contravention thereof or a violation of Law or Order by the Bankruptcy Court, or be ineffective with respect to any party to a Contract concerning such Acquired Asset, in each case that cannot be excused or rendered ineffective by operation of the Bankruptcy Code (or the Sale Order) or applicable non-bankruptcy Law; provided, that nothing in this Section 2.6 shall modify any representation or warranty of the Sellers under this Agreement. If the Closing occurs and any such consent with respect to an Acquired Asset has not been obtained, following the Closing the Sellers and Buyer will comply with Section 6.5 and, until such consent is obtained, cooperate in a mutually agreeable arrangement (a) under which Buyer would, in compliance with Law or an Order of the Bankruptcy Court, obtain the benefits and assume the obligations and bear the economic burdens associated with such Acquired Asset, claim, right or benefit in accordance with this Agreement, including, for example (and without limitation of other similar arrangements being employed instead and in place thereof), by subcontracting, sublicensing or subleasing such Acquired Asset to Buyer or (b) under which the Sellers would enforce for the benefit (and at the expense) of Buyer any and all of the Sellers’ rights against a third party associated with such Acquired Asset, claim, right or benefit, and the Sellers would promptly pay to Buyer when received all monies received by them under any such Acquired Asset, claim, right or benefit (net of the Sellers’ expenses incurred in connection with any assignment or other performance contemplated by this Section 2.6). Upon obtaining any such consent applicable to such Acquired Asset after the Closing, such Acquired Asset shall promptly be transferred and assigned to Buyer in accordance with the terms of this Agreement.

Article 3
CLOSING; PURCHASE PRICE

3.1 Closing; Transfer of Possession; Certain Deliveries.

(a) The consummation of the Transactions (the “Closing”) shall take place on the second (2nd) Business Day following the satisfaction or waiver of all of the conditions set forth in Article 7 or on such other date as the Parties hereto shall mutually agree. The Closing shall be held by electronic exchange of executed documents (or, if the Parties mutually agree in writing to hold a physical Closing, at the offices of DLA Piper LLP (US), at 10:00 a.m. Eastern Time, unless the Parties hereto otherwise agree in writing). The actual date of the Closing, effective 12:00 a.m. prevailing Eastern time on such date, is herein called the “Closing Date”.

(b) At the Closing, Sellers shall deliver to Buyer:

(i) for each Seller, an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of such Seller certifying that the conditions set forth in Section 7.1(a), Section 7.1(b), and Section 7.1(c) have been satisfied;

(ii) a certificate signed by an authorized officer of each Seller, in form and substance reasonably satisfactory to the Buyer, certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent thereof) of each Seller authorizing the execution, delivery and performance of the Transaction Documents and the Transactions, (ii) that all such resolutions are in full force and effect, and (iii) the names, incumbency and signatures of the officers of each Seller authorized to sign the Transaction Documents to which such Seller is a party;

(iii) a duly executed counterpart to the Bill of Sale and Assignment and Assumption Agreement;

(iv) a duly executed counterpart to the IP Assignment Agreement;

(v) for each Seller, a properly completed and duly executed IRS Form W-9 or W-8, as applicable, (or in the case of any Seller that is a disregarded entity for U.S. federal and income tax purposes, the regarded owner of such Seller of U.S. federal income tax purposes)

(vi) a certified copy of the Sale Order, which shall be a Final Order; and

(vii) all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Buyer, as may be necessary to convey the Acquired Assets to Buyer.

(c) At the Closing, Buyer shall deliver to Sellers:

(i) payment by wire transfer of immediately available funds to an account set forth by Sellers of an aggregate amount equal to (A) the Purchase Price, minus (B) Deposit.

(ii) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(iii) a duly executed counterpart to the Bill of Sale and Assignment and Assumption Agreement; and

(iv) a duly executed counterpart to the IP Assignment Agreement.

3.2 Consideration.

(a) Purchase Price. The aggregate consideration for the Acquired Assets shall be (A) $13,321,000 (the “Purchase Price”); and (B) Buyer’s assumption of the Assumed Liabilities.

3.3 Deposit.

(a) Upon the execution of this Agreement, Buyer shall immediately deposit an aggregate amount equal to $1,000,000 in cash into the Escrow Account (the “Deposit”). The Deposit shall be released and delivered (together with all accrued investment income thereon) by the Escrow Agent to either Buyer or Sellers, as applicable, as follows, in each case in accordance with the Escrow Agreement:

(i) if the Closing shall occur, the Deposit (and all accrued investment income thereon) shall be released to the Sellers and applied as a dollar-for-dollar reduction of the Purchase Price.

(ii) if this Agreement is terminated by Sellers pursuant to Section 8.1(g), the Deposit, together with all accrued investment income thereon, shall be released to Sellers within two (2) Business Days after such termination; or

(iii) if this Agreement is terminated for any reason (other than a termination pursuant to Section 8.1(g)), the Deposit, together with all accrued investment income thereon, shall be returned to Buyer within two (2) Business Days after such termination.

3.4 Allocation of Purchase Price. The sum of the Purchase Price, the amount of the Assumed Liabilities and any and other items treated as consideration for U.S. federal income Tax purposes (to the extent properly taken into account under the Code) shall be allocated (i) among Sellers and (ii) to the Acquired Assets sold by each such Seller in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Buyer shall deliver the Allocation to Sellers within ninety (90) days after the Closing Date, and in determining the final Allocation shall consider in good faith any comments to the Allocation provided in writing by Sellers to Buyer within thirty (30) days after the date of receipt by Sellers of the draft of the Allocation. Buyer and Sellers shall file any Tax Returns on a basis consistent with the Allocation, unless otherwise required as a result of a final determination within the meaning of Section 1313(a) of the Code.

3.5 Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any amounts required to be deducted and withheld under applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction or withholding was made. If Buyer determines that any payment hereunder is subject to deduction and/or withholding, then Buyer shall use commercially reasonable efforts to (i) provide notice to the person in respect of whom such deduction or withholding is to be made as soon as reasonably practicable after such determination and (ii) cooperate with such person to reduce or eliminate any such deduction and/or withholding, except, in each case, where Seller fails to deliver to Buyer a properly completed and duly executed IRS Form W-9 or W-8, as applicable (or in the case of any Seller that is a disregarded entity for U.S. federal and income tax purposes, its regarded owner).

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in (i) the reports, schedules, forms, statements and other documents (including exhibits and all information incorporated by reference) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) or furnished by the Company to the SEC and publicly available prior to the Agreement Date (but without giving effect to any amendment to any such document filed on or after the Agreement Date), other than any information that is contained under the captions “Risk Factors” or “Forward Looking Statements” or other similar cautionary disclosures, or (ii) the Disclosure Schedules delivered by the Sellers to the Buyer on the Agreement Date, the Sellers hereby represent and warrant, on a joint and several basis, to Buyer as of the Agreement Date, and as of the Closing, as follows:

4.1 Organization. Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has, subject to the necessary authority from the Bankruptcy Court, all requisite corporate power and authority to own and hold its assets, rights and properties and to conduct its Business as now owned, held and conducted in its jurisdiction of organization and in the other jurisdictions in which it is required to register or qualify to do business, except where the failure to be in good standing would not reasonably be expected to have a Seller Material Adverse Effect.

4.2 Authorization of Transaction. Subject to the Bankruptcy Court’s entry of the Sale Order, each Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and all other Transaction Documents to which it is (or will become at Closing) a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all other Transaction Documents to which it is (or will become at Closing) a party have been duly authorized by such Seller. Upon execution hereof by each Seller, this Agreement (assuming due authorization and delivery by Buyer) shall constitute, subject to the Bankruptcy Court’s entry of the Sale Order, the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

4.3 Consents. Other than as required by, or pursuant to, the Bankruptcy Code, the Bidding Procedures Order or the Sale Order, no Seller is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement or any Transaction Document, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, or prevent or materially impair or delay any Seller’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

4.4 No Conflicts. Subject to the Sale Order having been entered by the Bankruptcy Court, the execution, delivery and performance by each Seller of any Transaction Document to which such Seller is (or will become at Closing) a party, and the consummation of the Transactions, does not and will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws or comparable governing documents, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, modification, acceleration or cancellation of any right or obligation or to a loss of any benefit, or require any payment under any provision of any Material Contracts and Leases or any Permit, (c) result in a violation of any Law or Order applicable to it or (d) result in the creation or imposition of any Lien on any Acquired Assets other than Permitted Liens, except, in the case of clauses (b), (c), and/or (d), as would not, individually or in the aggregate, be, or reasonably be expected to be material to the Business or the Sellers, taken as a whole.

4.5 Acquired Assets. Upon the terms and subject to the conditions contained in this Agreement and subject to requisite Bankruptcy Court approvals and the terms of the Sale Order, at the Closing, subject only to any Permitted Liens, Sellers will have good and valid title to, or the right to use, the tangible Acquired Assets. Pursuant, and subject, to the Sale Order, Buyer shall acquire such title to or rights to use, all of the tangible Acquired Assets, free and clear (except for the Permitted Liens and Assumed Liabilities) of all Liens, Claims (as defined in the Sale Order) and interests. The Acquired Assets, together with the Excluded Assets, constitute all of the assets necessary or beneficial to the operation of the Business as currently operated, or contemplated to be operated, as of the Agreement Date.

4.6 Litigation; Orders. Except for the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, there is no Claim, Proceeding or Order pending, outstanding or, to any Sellers’ Knowledge, threatened against any Seller that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby or that otherwise involve the Acquired Assets or the Assumed Liabilities.

4.7 Employment Matters.

(a) No Employee is covered by, and no Seller is bound by, a collective bargaining or other labor-related agreement with any union or employee organization and, to Seller’s Knowledge, there have been labor union organizing activities with respect to any employees of Seller in the past three (3) years. No Seller is a party to, or otherwise bound by, any Order, consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(b) Section 4.7 of the Disclosure Schedules sets forth a true, complete and correct list of all material Seller Benefit Plans, and Sellers have delivered to Buyer copies of the plan documents and any amendments thereto with respect to each such Seller Benefit Plan and, to the extent relevant, the most recent IRS determination or opinion letter with respect to any such Seller Benefit Plan. Each Seller Benefit Plan has been operated in all material respects in accordance with its terms and applicable Law. The Sellers do not sponsor, maintain, contribute to or have any liability with respect to any employee benefit plan subject to Title IV of ERISA, and the Sellers have no obligation to provide post-employment welfare benefits to any current employee except as required by Section 4980B of the Code or similar Law.

(c) Except as would not reasonably be expected to be material to the Business, taken as a whole, Sellers have complied in all material respects with all applicable laws, agreements, contracts and policies relating to employment, employment practices, human rights, wages, hours, meals and rest period breaks, job classifications and terms and conditions of employment.

(d) Sellers have provided Buyer a true, complete and correct list, as of the Agreement Date, of the names and titles of all full time or part time employees and consultants of Business, together with the date of each employee’s original hiring, base salary or base compensation, leave status and, as applicable, and the bonuses accrued for, and the vacation to which, each such person is entitled.

4.8 Compliance with Laws; Permits. Sellers are, and for the past three (3) years have been, in compliance with all Laws applicable to the Business, except as resulting from the filing and pendency of the Chapter 11 Cases or where the failure to be in compliance would not be reasonably expected to be material to the Business, taken as a whole. Sellers have not received any written notice, or, to the Knowledge of the Sellers, oral notice, of or been charged with the violation of any Laws, except where such violation would not be reasonably expected to be material to the Business, taken as a whole. Sellers have all Permits, a true, complete and correct list of which is set forth on Section 4.8 of the Disclosure Schedules, which are required or otherwise used for the operation of the Business as presently conducted, except where such failure to have Permit would not reasonably be expected to be material to the Business, taken as a whole. Sellers are not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which they are parties, except where such default or violation would not be reasonably expected to be material to the Business, taken as a whole. All Liabilities associated with any violation of Law disclosed on Section 4.8 of the Disclosure Schedules shall constitute Excluded Liabilities.

4.9 Contracts and Leases.

(a) Section 4.9(a) of the Disclosure Schedules sets forth a true, correct and complete list of all executory Contracts (including licenses of Intellectual Property) and Leases of each Seller as of the Agreement Date that are material to the Business, and Sellers have delivered to Buyer true, correct and complete copies of all such Leases and Contracts (the “Material Contracts and Leases”), including, but not limited to:

(i) Contracts between any Seller and any Affiliate of the Seller;

(ii) except for any purchase orders or Contracts with Sellers’ advisors related to the Chapter 11 Cases, Contracts that involve (A) the performance of services or the sale of products of an amount or value in excess of $100,000 annually or (B) payments in excess of $100,000 annually, unless, in the case of clauses (A) and (B), terminable by a Seller on not more than thirty (30) days’ notice without Liability to any Seller;

(iii) Contracts with a fixed term with a remaining duration in excess of two (2) following the Closing Date;

(iv) Contracts (A) for the acquisition or sale of assets involving aggregate consideration of $100,000 or more (other than sales of inventory in the ordinary course of business consistent with past practice), or (B) for the grant to any Person of any preferential rights to purchase any asset;

(v) Contracts relating to loans or advances to (other than advances to employees in respect of travel and entertainment expenses in the ordinary course of business in amounts of $1,000 or less to any individual on any date of determination), or investments in, any Person, or any Contracts involving a sharing of profits;

(vi) Contracts containing covenants purporting to restrict any Seller from competing with or otherwise legally or contractually restraining, limiting or impeding any Seller’s ability to compete with any Person or conduct any business or line of business or in any geographic location;

(vii) Contracts that contain “most favored nation” provisions, minimum annual purchase obligations (take or pay) or that contain penalties or repricing provisions (e.g., “retroactive discounts”) if certain minimum quantities are not purchased;

(viii) Contracts under which any Seller is either lessor or lessee, including the Leases;

(ix) any agreements containing non-solicitation or non-hire provisions binding upon any Seller;

(x) Contracts relating to any settlements with any Person, or any settlements, consent decrees, conciliations, or similar agreements with any Governmental Entity;

(xi) Contracts with any Governmental Entity;

(xii) Contracts relating to any Intellectual Property (other than unmodified licenses for off-the-shelf computer software that is readily commercially available) and any other Contracts relating, in any material respect, to any proprietary rights, including any royalty, development, assignment, settlement, coexistence, indemnification agreement and any agreements containing covenants not to sue or that otherwise restrict the use, enforcement, registration or other exploitation of any proprietary rights; and

(xiii) any commitment to do any of the foregoing.

(b) Subject to entry of the Sale Order, each of the Material Contracts and Leases is a legal, valid and binding obligation of the Seller party thereto and, to the Knowledge of Sellers, each other party to such Material Contract and Lease, and is enforceable against the applicable Seller and, to the Knowledge of Sellers, each other party thereto, in accordance with its terms, subject, in each case, to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity. Other than with respect to the Chapter 11 Cases and filings and notices related thereto, no Seller has delivered any notice of any default or event that with notice or lapse of time or both would constitute a default under any of the Material Contracts and Leases, except for defaults that would not reasonably be expected to be material to the Business, taken as a whole, and no Seller has received any such notice from any other party to any of the Material Contracts and Leases. Other than with respect to the Chapter 11 Cases and disclosure made therein, no Seller has any material dispute with any counterparty to any of the Material Contracts and Leases. Following entry of the Bidding Procedures Orders, Sellers properly served a cure notice in accordance with the procedures set forth therein.

(c) Section 4.9(c) of the Disclosure Schedules sets forth a true, complete, and correct list of the Cure Costs with respect to each Material Contract and Lease or other Assumed Contract and Assumed Lease as of the Agreement Date.

4.10 Real Property.

(a) No Seller owns any real property.

(b) Section 4.10(b) of the Disclosure Schedules sets forth a true, correct, and complete list of all Leases. A Seller has a valid leasehold estate (as lessee or sublessee) in all Leased Real Property governed by the Leases. A true, complete and correct copy of each Lease has been made available to Buyer. None of the Sellers’ possession nor quiet enjoyment of the Leased Property under such Lease has been disturbed, and to the Knowledge of the Sellers, there are no disputes with respect to such Lease. No Seller has collaterally assigned or granted any other security interest in any Lease or any interest therein. All Leased Property is leased to a Seller pursuant to written leases, and no Seller has subleased, licensed or otherwise granted any Person (whether orally or in writing) the right to use or occupy any Leased Property. All facilities located on or comprising the Leased Property and required for the operation of the Business: (i) have received all material Permits required by Law in connection with the operation thereof, (ii) have been operated and maintained in all material respects in accordance with all applicable Laws, (iii) are supplied with utilities and other services reasonably necessary for the operation of such facilities, and (iv) are in good condition and the systems located therein are in good working order and condition, reasonable wear and tear excepted, such that they are suitable in all material respects for the purpose of conducting the Business. No Seller has received any written notice that any Leased Property is subject to any order to be sold, condemned, expropriated or otherwise taken by any Governmental Entity, with or without payment of compensation therefor. There are no brokerage or leasing commissions, or any similar charges or commissions, due in connection with any of the Leases.

4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules sets forth a true, correct and complete list of all Intellectual Property owned or exclusively licensed by a Seller that is, as of the Agreement Date, issued, registered, or subject to an application for registration (the “Registered IP”). Sellers exclusively own all Registered IP free and clear of all Liens (other than Permitted Liens).

(b) Sellers own, or have a valid and enforceable right to use, all Intellectual Property used in or otherwise necessary for the operation of the Business (collectively, “Business IP”), free and clear of all Liens (other than Permitted Liens), and upon the consummation of the

Transactions, Buyer will own, or have a valid and enforceable right to use, all Business IP in the same manner and on the same terms as owned or used by Sellers as of the date hereof.

(c) The operation of the Business does not infringe, misappropriate or otherwise violate, and has not in the past three (3) years infringed, misappropriated or violated, any Intellectual Property of any other Person. To the Knowledge of Sellers, no Person is infringing, misappropriating or otherwise violating any Registered IP or any other Intellectual Property owned by Sellers.

(d) Sellers have taken commercially reasonable steps to protect and maintain all trade secrets included in the Business IP, and to the Knowledge of Sellers, there have been no material unauthorized uses or disclosures of any such trade secrets.

(e) No software that is part of the Business IP that is owned or purported to be owned by the Sellers (“Proprietary Software”) is subject to any license that: (i) requires, or conditions the use or distribution of such Proprietary Software on the disclosure, licensing or distribution of any source code for any portion of such Proprietary Software; or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of any Seller to use, transfer or distribute any such Proprietary Software.

(f) The Acquired Assets do not include any sensitive or personally identifiable data that is subject to any applicable Laws relating to privacy, data security, or the processing, storage, use or transfer of data (“Privacy Laws”), and the consummation of the Transactions will not result in any violation of any Privacy Laws.

4.12 Brokers’ Fees and Commissions. Except as set forth on Section 4.12 of the Disclosure Schedules, no agent, broker, Person or firm acting on behalf of any Seller or under any Seller’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions. All such fees, costs, and expenses shall constitute Excluded Liabilities.

4.13 Financial Statements. The consolidated balance sheets and the related consolidated statements of comprehensive loss, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company filed since January 1, 2022 with the SEC have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly, in all material respects, the financial position and the results of operations and cash flows of the Sellers as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments). The financial statements were derived from the books and records of the Sellers. Except to the extent specifically reflected and adequately reserved for on the latest balance sheet filed with the SEC, the Sellers do not have any material Liabilities (individually or in the aggregate) of the type required to be reflected on a balance sheet (or disclosed in the notes thereto) prepared in accordance with GAAP, other than (i) Liabilities under Contracts entered into in the Ordinary Course of Business, and which do not relate to or arise from any breach of such Contract and (ii) Liabilities incurred since the date of the latest balance sheet filed with the SEC in the Ordinary Course of Business, and which do not relate to or arise from any breach of Contract, tort, infringement or violation of Law.

4.14 Taxes.

(a) all Taxes due with respect to the Acquired Assets, the Assumed Liabilities or the Business (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid;

(b) the Sellers have delivered or made available to the Buyer copies of all Tax Returns filed by, and all examination reports and statements of deficiencies assessed against or agreed to by, the Sellers with respect to the Acquired Assets, Assumed Liabilities, or the Business during the three (3)-year period ending on the date hereof;

(c) all Tax Returns required to be filed by Sellers with respect to the Acquired Assets, the Assumed Liabilities or the Business have been duly and timely filed, and all such Tax Returns are true, complete and correct in all respects;

(d) no statute of limitations relating to Taxes in respect of the Acquired Assets, the Assumed Liabilities or the Business has been subject to a request or agreement for extension;

(e) no extension of time within which to file any Tax Return with respect to the Acquired Assets, the Assumed Liabilities or the Business is currently in effect;

(f) with respect to the Acquired Assets, Assumed Liabilities, or the Business, the Sellers have withheld or collected, and timely paid, all Taxes required by Law to be withheld or collected, and complied with all information reporting and backup withholding requirements, and has maintained all required records, in connection with amounts paid or owing to or from any employee, customer, creditor, equity holder, independent contractor or third party;

(g) no Tax Return of the Sellers with respect to the Acquired Assets, the Assumed Liabilities or the Business is currently under audit by any Tax Authority, and no such audit is pending, proposed, threatened in writing, or the Seller’s knowledge, contemplated;

(h) there are no Liens or encumbrances for Taxes (other than Permitted Liens for current Taxes not yet due, payable or delinquent) upon the Acquired Assets;

(i) the Buyer will not be required to deduct and withhold any amount under Section 1445(a) of the Code or otherwise upon the transfer of the Acquired Assets or the Assumed Liabilities to the Buyer;

(j) none of the Acquired Assets is an interest in an entity for U.S. federal tax purposes;

(k) no power of attorney with respect to Taxes is currently in force with respect to the Acquired Assets, the Assumed Liabilities or the Business;

(l) no Tax Authority has asserted, threatened in writing or, to the knowledge of the Sellers, contemplated any assessment, deficiency or other claim for Taxes with respect to the Acquired Assets, the Assumed Liabilities or the Business;

(m) with respect to the Acquired Assets, Assumed Liabilities, or the Business, the Sellers are not a party to, bound by, subject to or under any obligation under any Tax sharing, allocation, receivable, indemnity or other similar or analogous agreement or arrangement.

4.15 Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article 4 (as modified by the Disclosure Schedules), none of Sellers, nor any of their respective Representatives, makes or has made any other representation or warranty on behalf of Sellers. Without in any way limiting the representations and warranties contained in this Article 4 (as modified by the Disclosure Schedules), Sellers are selling the Acquired Assets “as is where is” and disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any Representative of any Seller). The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Seller Material Adverse Effect.

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers, as of the Agreement Date, and as of the Closing, except as set forth on the Disclosure Schedules, as follows:

5.1 Organization. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Buyer has all necessary limited liability company power and authority to own and operate its properties, to lease the property it operates under lease and to conduct its business.

5.2 Due Authorization, Execution and Delivery; Enforceability. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on the part of Buyer and no other corporate action on the part of Buyer is necessary to authorize this Agreement and such other Transaction Documents and to consummate the Transactions (subject, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order). This Agreement and the other Transaction Documents to which Buyer is (or will become at Closing) party have been (or will be) duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by all parties hereto and thereto, other than Buyer) constitute (or will constitute) valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms (subject to the entry of the Sale Order), subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

5.3 Consents. No notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Entity or any other Person is required by Buyer with respect to Buyer’s execution and delivery of any Transaction Document to which it is (or will become at Closing) a party or the consummation of the Transactions, except (a) the Sale Order having been entered by the Bankruptcy Court and (b) any consent, approval or authorization of or designation, declaration or filing with any Governmental Entity the failure of which to be made or obtained would not, individually or in the aggregate, be reasonably expected to result in a Buyer Material Adverse Effect.

5.4 No Conflicts. The execution, delivery and performance by Buyer of any Transaction Document to which Buyer is (or will become at Closing) a party and the consummation of the Transactions, does not and will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws or comparable governing documents, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, modification, acceleration or cancellation under, any material Contract of Buyer, or (c) result in a violation of any Law or Order applicable to it, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

5.5 Sufficiency of Funds. Buyer will have sufficient cash on hand on the Closing Date to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement in accordance with the terms set forth herein.

5.6 Adequate Assurances Regarding Executory Contracts. Buyer is and will be capable of satisfying the conditions contained in section 365 of the Bankruptcy Code with respect to the Assumed Contracts and Assumed Leases.

5.7 Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article 5 (as modified by the Disclosure Schedules), none of Buyer, its Affiliates, nor any of their respective Representatives, makes or has made any other representation or warranty on behalf of Buyer. Without in any way limiting the representations and warranties contained in this Article 5 (as modified by the Disclosure Schedules), Buyer disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Sellers or their Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Sellers by any Representative of Buyer or any of their respective Affiliates). The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Buyer Material Adverse Effect.

5.8 No Outside Reliance. Without in any way limiting the representations and warranties contained in this Agreement, Buyer has not relied and will not rely on, and Sellers are not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Acquired Assets or relating thereto made or furnished by Sellers. BUYER FURTHER ACKNOWLEDGES THAT SHOULD THE CLOSING OCCUR, BUYER WILL ACQUIRE THE ACQUIRED ASSETS AND ASSUME THE ASSUMED LIABILITIES IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING ANY WITH RESPECT TO ENVIRONMENTAL, HEALTH OR SAFETY MATTERS).

Article 6
COVENANTS OF THE PARTIES

6.1 Conduct of Business Pending the Closing. During the period from the Agreement Date and continuing until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Closing (the “Interim Period”), Sellers shall (i) carry on the Business in the Ordinary Course of Business, except to the extent otherwise agreed in writing by the Buyer, and (ii) use commercially reasonable efforts to maintain and preserve intact the current Business and Acquired Assets and preserve the rights, franchises, goodwill and relationships of its employees, customers, suppliers, regulators, and others having significant business relationships with the Business and the Acquired Assets. Without limiting the generality of the foregoing, during the Interim Period, except (w) as expressly permitted by this Agreement (x) as set forth on Section 6.1 of the Disclosure Schedules, (y) as required by applicable Law, or (z) with the prior written consent of the Buyer, Sellers shall not do any of the following:

(i) (A) modify, terminate, cancel or waive any material right under, any of the Material Contracts and Leases or (B) enter into any Contract that would have been a Material Contract and Lease had it been entered into prior to the Agreement Date;

(ii) except for sales of inventory in the Ordinary Course of Business, sell, lease, license, assign, transfer, abandon or otherwise dispose of or subject to any Lien (other than Permitted Liens) any assets or properties;

(iii) acquire any business, or Person, by merger or consolidation, purchase of substantial assets or equity securities, or by any other manner, in a single transaction or a series of related transactions;

(iv) make any loan, advance or capital contribution to, or investment in, any other Person;

(v) (A) increase the salary, bonus, compensation or benefits of any kind to any employee, (B) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former employee, (C) establish, adopt, amend or terminate any Seller Benefit Plans, or (D) grant any bonus, severance, benefit or other direct or indirect compensation, or grant any equity or equity-based awards, in each case, to any current or former director, employee, independent contractor or consultant;

(vi) (A) hire or engage any new employee, or (B) terminate the services of any key employee or officer;

(vii) implement any employee layoffs or reduction in force that includes any Offered Employee,

(viii) settle, release, abandon, discharge or otherwise compromise any Proceeding;

(ix) effectuate any recapitalization, reclassification, stock split or like change in the capitalization of any Seller, or adopt a plan of complete or partial liquidation or dissolution;

(x) (A) issue, sell, purchase, redeem, retire or grant registration rights with respect to any of its equity interests or any other securities, including any securities convertible into, or options, warrants or rights to purchase or subscribe for, its equity interests or other securities or (B) enter into any Contract with respect to the issuance, sale, purchase or redemption of any of its equity interests or other securities;

(xi) make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, incur any liability for Taxes outside the ordinary course of business, fail to pay any Tax that becomes due and payable (including any estimated Tax payments), prepare or file any Tax Return in a manner inconsistent with past practice, or adopt or change any Tax accounting method;

(xii) incur, assume, or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Sellers, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except (1) intercompany indebtedness solely between or among any Sellers, or (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities, or cash management programs, in each case issued, made, or entered into in the Ordinary Course of Business; and

(xiii) agree or commit to take any of the actions described in the foregoing clauses (i) through (xiii).

Notwithstanding the foregoing, nothing contained in this Agreement is intended to give Buyer or its Affiliates, directly or indirectly, the right to control or direct the business of Sellers prior to the Closing.

6.2 Access. Subject to applicable Law, during the Interim Period, Sellers shall give Buyer and its Representatives reasonable access during normal business hours to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, data, books and records of Sellers to the extent relating to the Business, the Acquired Assets or Assumed Liabilities, as Buyer reasonably deems necessary in connection with effectuating the Transactions. It is acknowledged and understood that no investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or other agreement given or made by Sellers hereunder. Buyer agrees that any on-site inspections of any of Acquired Assets, shall be conducted in the presence of Sellers or their Representatives. All inspections shall be conducted so as not to interfere unreasonably with the use of any of the Acquired Assets by Sellers, or operation of the Business, and shall not violate any applicable Law or confidentiality obligations of any Seller. Notwithstanding the foregoing, Buyer and its Representatives shall not be entitled to any records or information pursuant to this Section 6.2, or otherwise, that is subject to legal privilege or that would or could trigger a breach or violation of any obligations under any confidentiality or privacy provision or privacy rule, to which any Seller is subject, provided that Sellers shall use commercially reasonable efforts to provide records and information in a manner such that Buyer may review without violating any applicable privileges or obligations. On or before the Closing Date, Sellers shall provide Buyer a true, complete and correct list of the name (or employee identification number where no-name disclosure is required by Law) and site of employment of any and all employees of Sellers who have experienced, or will experience, an employment loss or layoff as defined by the WARN Act within ninety (90) days prior to the Closing Date. Sellers shall update this list up to and including the Closing Date.

6.3 Public Announcements. Buyer and Sellers will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or public announcement of this Agreement and the Transactions, but neither Buyer nor Sellers shall issue any press release without the prior written approval of the other Party, in each case except as may be required by Law, court process (including the filing of this Agreement with the Bankruptcy Court as an exhibit to the Sale Motion) or by obligations pursuant to any listing agreement with any national securities exchange, in which case the non-disclosing party will have the right to review and comment on such release, announcement or communication prior to publication. Buyer and Sellers shall cause their respective Affiliates and Representatives to comply with this Section 6.3. Nothing in this Section 6.3 shall prevent any Affiliate of the Buyer that is a private equity or other investment fund from making customary non-public disclosures regarding the material terms of the Transactions to its existing or prospective investors.

6.4 Tax Matters.

(a) All Transfer Taxes arising out of the transfer of the Acquired Assets pursuant to this Agreement shall be borne by Buyer. Sellers and Buyer shall cooperate to timely prepare and file any Tax Returns relating to such Transfer Taxes, including filing or otherwise seeking qualification for any reduction, exemption, exclusion or similar or analogous relief from the application or imposition of any Transfer Taxes. Each of Buyer and Sellers, as applicable, shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes when due and will cooperate with each other in connection with such filings.

(b) Each of Buyer, on the one hand, and Sellers, on the other hand, shall use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by the other party (and at the requesting party’s expense), in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request and expense) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, including with respect to any Claim for exemption or exclusion from the application or imposition of any Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any Proceeding relating to any Tax Return. The parties agree to retain all books and records with respect to Tax matters pertinent to the Business, the Acquired Assets or the Assumed Liabilities relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Entity. Each party agrees to hold any confidential information so provided in confidence and to use such information only for the purposes described above.

(c) All Tax allocation, Tax indemnity, Tax receivable or Tax sharing agreements or similar or analogous Contracts or arrangements (express or implied), and any powers of attorney granted to any Person in respect of Taxes, with respect to or involving the Business, the Acquired Assets or the Assumed Liabilities shall be terminated as of the Closing and, after the Closing, none of the Business, the Acquired Assets or the Assumed Liabilities shall be bound thereby or have any liability thereunder.

6.5 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonably efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions. Without limiting the generality of the foregoing, the Parties will use their respective reasonable best efforts to (i) take all actions necessary to transfer the Acquired Assets an obtain all consents and approvals necessary from any Person, including by facilitating any negotiations reasonably requested by Buyer in connection therewith, (ii) take all actions necessary to cause all conditions set forth in Article 7 to be satisfied as soon as practicable, (iii) lift or rescind any existing Order preventing, prohibiting or delaying the consummation of the Transactions, (iv) effect all necessary registration, applications, notices and other filings required by applicable Law, including, as applicable to Sellers, under the Bankruptcy Code, and (v) execute and deliver any additional instruments necessary to fully carry out the purposes of this Agreement. Buyer shall not take any action that would reasonably be expected to prevent or materially delay the approval of any Governmental Entity of any of the filings referred to in this Section 6.5.

6.6 Further Assurances. From and after the Closing, the Parties agree to (a) furnish upon request to each other such further information, (b) execute, acknowledge and deliver to each other such other documents and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents; provided that nothing in this Section 6.6 or this Agreement shall prohibit any Seller from ceasing operations or winding up their affairs following the Closing.

6.7 Bankruptcy Court Matters.

(a) Buyer and Sellers acknowledge that this Agreement and the Transactions contemplated hereby are subject to the Bidding Procedures and Bidding Procedures Order, and approval by the Bankruptcy Court and, as applicable, entry of the Sale Order. In the event of any discrepancy between this Agreement and the Bidding Procedures Order and the Sale Order, the Sale Order shall govern.

(b) Buyer and Sellers shall use their commercially reasonable efforts to have the Bankruptcy Court hold the Sale Hearing and enter the Sale Order on the earlier of (i) three (3) days after the conclusion of the Auction and (ii) December 12, 2022.

(c) From and after the date hereof, Sellers shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification, or staying of the Bidding Procedures Order or, if Buyer is the Successful Bidder at the Auction, the Sale Order. Buyer has not colluded in connection with its offer or negotiation of this Agreement. From and after the date hereof, Buyer shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification, or staying of the Bidding Procedures Order, or if Buyer is the Successful Bidder at the Auction, the Sale Order or consummation of the transactions contemplated hereby.

(d) Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order, including providing adequate assurance of future performance and furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code; provided, however, in no event shall Buyer or Sellers be required to agree to any amendment of this Agreement.

(e) If an Auction is conducted, and Buyer is not the Successful Bidder for the Acquired Assets, Buyer shall, in accordance with and subject to the Bidding Procedures, be required to serve as the back-up bidder if and only if Buyer is the next highest or otherwise best bidder for the Acquired Assets at the Auction (the party that is the next highest or otherwise best bidder at the Auction after the Successful Bidder, the “Back-Up Bidder”) and, if Buyer is the Back-Up Bidder, Buyer shall, notwithstanding Section 8.1(b)(ii) and Section 8.1(d)(i), be required to keep its bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer in the Auction) open and irrevocable until thirty (30) days after the Sale Hearing (the “Back-Up Bidder Termination Date”) or this Agreement is otherwise terminated pursuant to Article 8. Following the Auction, if the Successful Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, then Buyer, if and only if (i) Buyer is the Back-Up Bidder and (ii) Seller has provided notice to Buyer on or before the Back-Up Bidder Termination Date and this Agreement has not otherwise been terminated pursuant to Article 8, will be deemed to have the new prevailing bid, and Sellers may seek authority to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer in the Auction) with the Back-Up Bidder. If Buyer has not been selected as the Successful Bidder following the Back-Up Bidder Termination Date, this Agreement shall automatically be deemed terminated and Buyer’s bid withdrawn without any further action by Buyer.

(f) Subject to the Sellers exercising their rights pursuant to Section 8.1(b)(ii), if Buyer is the prevailing bidder at the Auction, the Sellers shall not, and shall cause their Affiliates not to, take any action that is intended to result in, or fail to take any action that is intended to result in, the reversal, voiding, modification, or staying of the Sale Order. The Sellers shall, and shall cause their Affiliates to, comply with the Sale Order.

(g) The Sellers shall be responsible for making all necessary filings with the Bankruptcy Court, which material filings, including any amendments, supplements, or modifications thereto, shall be in form and substance reasonably acceptable to Buyer. The Sellers and Buyer shall consult with one another regarding substantive pleadings that any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval or modification of, as applicable, the Sale Order. The Sellers shall provide (or shall cause their representatives to provide) Buyer with advance drafts of, and a reasonable opportunity to review and comment upon, the Sale Order, and any substantive pleadings, motions, applications, petitions, schedules and supporting papers prepared by the Sellers or their Affiliates to be filed with the Bankruptcy Court in furtherance of the Transactions as soon as reasonably practicable prior to the date the Sellers intend to file such motion, pleading or Bankruptcy Court filing, and the Sellers shall make any reasonable modifications of such documents requested by Buyer. Buyer shall provide (or shall cause its representatives to provide) the Sellers with advance drafts of, and a reasonable opportunity to review and comment upon substantive pleadings, motions, and supporting papers prepared by Buyer to be filed with the Bankruptcy Court in connection with the Transactions as soon as reasonably practicable prior to the date Buyer intends to file such motion, pleading or Bankruptcy Court filing, and Buyer shall make any reasonable modifications of such documents requested by the Sellers. In the event the entry of the Sale Order or any other Order of the Bankruptcy Court relating to this Agreement or the Transactions shall be appealed (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Sale Order or other such order), the Sellers and Buyer shall use their respective commercially reasonable efforts to defend such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.

6.8 Cure Costs. Sellers shall sell, transfer and assign, all Assumed Contracts and Assumed Leases to Buyer, and Buyer shall purchase and assume all Assumed Contracts and Assumed Leases from Sellers, as of the Closing Date pursuant to sections 363 and 365 of the Bankruptcy Code and the Sale Order. In connection with debts incurred or the assignment and assumption of the Assumed Contracts and Assumed Leases, Buyer shall cure any monetary defaults of the debts incurred or under the Assumed Contracts and Assumed Leases by payment of any Cure Costs as determined in accordance with the Bidding Procedures Order and Sale Order. Buyer shall be responsible for demonstrating and establishing adequate assurance of future performance before the Bankruptcy Court with respect to the Assumed Contracts and Assumed Leases. In the event that the Cure Costs of any Material Contract and Lease or other Assumed Contract or Assumed Lease changes after the Agreement Date, Sellers shall promptly, and in no event later than one (1) Business Day, provide notice to Buyer of such change.

6.9 Preservation of Books and Records; Cooperation. For a period of three (3) years after the Closing Date, Buyer shall provide to Sellers and their respective Representatives, at the Sellers’ sole cost and expense, (after reasonable notice and during normal business hours and without undue interference to the business operations of Buyer) reasonable access to, including the right to make copies of, all books and records included in and otherwise related to the Acquired Assets, solely to the extent necessary to permit Sellers to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date (for example, for purposes of any Tax or accounting audit, reporting requirements in the Chapter 11 Cases, or any claim or litigation matter, but not for any dispute or claim between Buyer and Sellers in connection with this Agreement, the Transaction Documents or otherwise) or the liquidation and winding down of Sellers following the Closing, and shall preserve such books and records until the later of (i) the retention period required by applicable Law, (ii) the conclusion of all proceedings relating to the Chapter 11 Cases, or (iii) such three (3) year period. Such access shall include access to any information in electronic form to the extent reasonably available. Buyer acknowledges that Sellers have the right to retain copies of all of books and records included in or related to the Acquired Assets for periods prior to the Closing subject to Section 6.11.

6.10 Notification of Certain Matters. To the extent permitted by applicable Law, Sellers and Buyer will give prompt written notice to the other Parties of (a) the existence of any fact or circumstance, or the occurrence of any event, of which it has Knowledge that would reasonably be likely to cause a condition to a Party’s obligations to consummate the Transactions set forth in Section 7.1, with respect to the Sellers, and Section 7.2, with respect to the Buyer, not to be satisfied as of any date prior to the Closing Date, or (b) the receipt of any notice or other communication from any Governmental Entity in connection with the Transactions; provided, however, that the delivery of any such notice pursuant to this Section 6.10 shall not be deemed to amend or supplement this Agreement and the failure to deliver any such notice shall not constitute a waiver of any right or condition to the consummation of the Transactions by any Party.

6.11 Confidentiality.

(a) From and after the Closing, Sellers shall keep confidential all non-public information regarding the Acquired Assets and the Assumed Liabilities, except for such public disclosure as Sellers and their counsel may reasonably determine to be required under any applicable Law, regulation, stock exchange requirement, SEC rules and regulations, or Order. Sellers shall provide Buyer the opportunity to review and comment upon, and Sellers shall consider such comments in good faith, all such disclosures.

(b) The Parties hereby acknowledge and agree that the Confidentiality Agreement is enforceable in accordance with its terms, it being understood and agreed, however, that such Confidentiality Agreement shall terminate automatically effective as of the Closing.

6.12 Employees.

(a) No later than 11:59 p.m. Eastern time on the Agreement Date, Buyer shall provide Sellers a list of any Employees that Buyer would like to make an offer of employment (which shall include a majority of all Employees (the “Offered Employees”) and Buyer shall make commercially reasonable efforts to offer employment to all Offered Employees. Each Offered Employee who accepts such offer shall be deemed a “Transferred Employee”. Any such offer of employment will be effective as of the Closing Date (or, for Qualified Leave Employees, upon their return to work, but only if such return to work is within six (6) months following the Closing Date) and contingent upon the Closing, and with respect to each of the Transferred Employees who is then employed by Sellers, Buyer shall make commercially reasonable efforts to keep such employment at the same location, and provide the Transferred Employees, in the aggregate, with compensation and benefit terms (excluding defined benefit pensions, post-employment welfare benefits, equity and other long-term incentives, and retention and change in control payments (the “Excluded Benefits”)) that are not less favorable to the Transferred Employees than as in effect for such Transferred Employees immediately prior to the Closing, including the aggregate applicable base salary, base wage or hourly rate and other employee benefits among the Transferred Employees which are substantially comparable in the aggregate (excluding the Excluded Benefits). With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall, or shall cause its Affiliates to, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits, (y) such service was not recognized under the corresponding Seller Benefit Plan, or (z) for purposes of any defined benefit pension plan or post-employment welfare benefits. To the extent permitted by Law, at a time mutually agreed by the Parties, Sellers shall deliver a notice, which, at the option of Buyer, may be a joint notice by Buyer and Sellers, to each of the Transferred Employees in a form reasonably satisfactory to Buyer (i) informing such Transferred Employees about the sale of the Acquired Assets to Buyer, and (ii) terminating their employment with Sellers. Sellers shall permit Buyer to concurrently send a notice to each of the Transferred Employees in a form reasonably satisfactory to Sellers describing their offer of employment by Buyer, if any, and providing contact information for any questions.

(b) By written notice to the Sellers no later than two (2) Business Days prior to the Closing Date, the Buyer may assume the sponsorship of such Seller Benefit Plans as selected by the Buyer (as an “Assumed Plan”). With respect to each Assumed Plan, Sellers shall take all actions necessary to effect the transfer of such sponsorship and all underlying trusts, insurance contracts and agreements of such Assumed Plan. With respect to each Assumed Plan, the Buyer shall be responsible for all liabilities accruing after the Closing (but, for the avoidance of doubt, the Sellers shall remain responsible for all liabilities accruing on or prior to the Closing).

(c) Seller shall provide Buyer such information as it reasonably requests to effect the provisions of this Section 6.12.

6.13 Certain Accounts Receivable. Following the Closing, Buyer shall use its commercially reasonable efforts to pursue collection of the accounts receivable set forth by invoice on Section 6.13 of the Disclosure Schedules, which represents a summary of amounts due from customers prior to September 3, 2022; provided that Buyer shall not be required to initiate any Proceedings against a counterparty pursuant to this covenant. Promptly following Buyer’s receipt of any such accounts receivable (“Recovered AR”). Buyer shall distribute 50% of such Recovered AR to Seller, up to a maximum aggregate amount of $450,000, in accordance with wire transfer instructions provided by Seller. Any such distributions shall be made on a weekly basis. Buyer shall provide Sellers with a weekly reconciliation of the Recovered AR. For purposes of this Section 6.13, any collections from customers with amounts due set forth on Section 6.13 of the Disclosure Schedules and with other accounts receivable as of the Closing Date, shall be applied first to the Recovered AR regardless of when such accounts receivable was due prior to Closing. For purposes or clarity, this Section 6.13 shall have no further force and effect from and after the time that Buyer has distributed to Seller an aggregate amount of Recovered AR equal to $450,000.

Article 7
CONDITIONS TO OBLIGATIONS OF THE PARTIES

7.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Transactions is subject to the satisfaction (or written waiver by Buyer) at or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties. (i) the representations and warranties of Sellers set forth in Article 4 (other than Sections 4.1, 4.2, and 4.5) shall be true and correct (disregarding qualifications as to materiality or Seller Material Adverse Effect or words of similar import set forth therein), except where the failure of such representations or warranties to be true and correct would not reasonably be expected to have a Seller Material Adverse Effect, as of the Agreement Date and at and as of the Closing as though made at and as of the Closing (in each case, except to the extent expressly made as of another date, in which case as of such date as if made at and as of such date) and (ii) the representations and warranties of Sellers set forth in Sections 4.1, 4.2, and 4.5, shall be true and correct in all respects as of the Agreement Date and at and as of the Closing as though made at and as of the Closing (in each case, except to the extent expressly made as of another date, in which case as of such date as if made at and as of such date).

(b) Performance of Obligations. Sellers shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date, including all deliveries required under Section 3.1(b).

(c) No Seller Material Adverse Effect. Since the date of the Agreement, there has not been a Seller Material Adverse Effect.

(d) Sale Order. The Bankruptcy Court shall have entered the Sale Order in form and substance satisfactory to the Buyer in the Buyer’s sole and absolute discretion, and such order shall be a Final Order.

(e) Officer’s Certificate. Buyer shall have received a certificate, dated the Closing Date, of an executive officer of each Seller to the effect that the conditions specified in Section 7.1(a), Section 7.1(b), and Section 7.1(c) above have been fulfilled.

(f) No Order. No court or other Governmental Entity has issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Transactions.

(g) Offered Employees. At least eighty (80%) of the Offered Employees offered employment shall have accepted, in writing, Buyer’s offer of employment.

7.2 Conditions Precedent to the Obligations of Sellers. The obligation of Sellers to consummate the Transactions is subject to the satisfaction (or written waiver by Sellers) at or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Article 5 shall be true and correct, except where the failure of such representations or warranties to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect, as of the Agreement Date and at and as of the Closing as though made at and as of the Closing (in each case, except to the extent expressly made as of another date, in which case as of such date as if made at and as of such date).

(b) Performance of Obligations. Buyer shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date, including all deliveries required under Section 3.1(c).

(c) Sale Order. The Bankruptcy Court shall have entered the Sale Order, and no Order staying, reversing, modifying or amending such Sale Order shall be in effect on the Closing Date.

(d) Officer’s Certificate. Sellers shall have received a certificate, dated the Closing Date, of an executive officer of Buyer to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) above have been fulfilled.

(e) No Order. No court or other Governmental Entity has issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Transactions.

7.3 Frustration of Conditions Precedent

Neither Buyer nor Sellers may rely on the failure of any condition set forth in this Article 7, as applicable, to be satisfied if such failure was caused by the breach of any representations, warranties, covenants or agreements contained in this Agreement by such Party.

Article 8
TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by written agreement of Sellers and Buyer;

(b) by either Sellers or Buyer:

(i) if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited, or if any Order permanently restraining, prohibiting or enjoining Buyer or Sellers from consummating the Transactions is entered and such Order shall become final and non-appealable, provided, however, that no termination may be made by a Party under this Section 8.1(b)(i) if the issuance of such Order was caused by the material breach of any representations, warranties, covenants or agreements contained in this Agreement by such Party (which, in the case of the Sellers, shall include each Seller); or

(ii) upon Sellers consummating an Alternative Transaction.

(c) by Buyer by giving written notice to each Seller if there has been a breach by any Seller of any representation, warranty, covenant, or agreement contained in this Agreement that would prevent the satisfaction of the conditions to the obligations of Buyer at Closing set forth in Section 7.1(a), Section 7.1(b), or Section 7.1(c), and such breach has not been waived by Buyer, or, if such breach is curable, cured by such Seller prior to the earlier to occur of (A) fourteen (14) days after receipt of Buyer’s notice of such breach, and (B) the Outside Date; provided, that Buyer shall not have a right of termination pursuant to this Section 8.1(c) if Sellers could, at such time, terminate this Agreement pursuant to Section 8.1(g);

(d) by Buyer if (i) Sellers consummate an Alternative Transaction, or (ii) there is an Auction and Buyer is not designated as the Successful Bidder or the Back-Up Bidder immediately following the Auction;

(e) by Buyer if the Sale Order is not entered by the Bankruptcy Court on or before December 12, 2022;

(f) by Buyer or Sellers if the Closing shall not have occurred on or before the Outside Date (or such later date as provided in Section 6.7(e) to the extent applicable), provided, however, that no termination may be made a Party under this Section 8.1(f) if the failure to close on or before the Outside Date (or such later date as provided in Section 6.7(e) to the extent applicable) was caused by the material breach of any representations, warranties, covenants or agreements contained in this Agreement by such Party (which, in the case of the Sellers, shall include each Seller);

(g) by Sellers by giving written notice to Buyer if there has been a breach by any Buyer of any representation, warranty, covenant, or agreement contained in this Agreement that would prevent the satisfaction of the conditions to the obligations of Sellers at Closing set forth in Section 7.2(a) or Section 7.2(b), and such breach has not been waived by Sellers, or, if such breach is curable, cured by such Buyer prior to the earlier to occur of (A) fourteen (14) days after receipt of Sellers’ notice of such breach, and (B) the Outside Date; provided, that Sellers shall not have a right of termination pursuant to this Section 8.1(g) if Buyer could, at such time, terminate this Agreement pursuant to Section 8.1(c); or

(h) by written notice of either Buyer or Sellers, if the Chapter 11 Cases are dismissed or converted to cases under chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of Sellers is appointed in the Chapter 11 Cases.

8.2 Consequences of Termination. In the event of any termination of this Agreement by either or both of Buyer and Sellers pursuant to Section 8.1, written Notice thereof shall be given by the terminating Party to the other Parties hereto, specifying the provision hereof pursuant to which such termination is made, this Agreement shall thereupon terminate and become void and of no further force and effect (other than Section 3.3 (Deposit), Section 6.3 (Public Announcements), Section 6.7(f), this Section 8.2 (Consequences of Termination) and Article 9 (Miscellaneous) and to the extent applicable in respect of such Sections and Article, Article 1 (Definitions)), and the Transactions shall be abandoned without further action or Liability of any of the Parties hereto, except that such termination shall not relieve any Party of any Liability for Fraud or willful and material breach of this Agreement prior to such termination.

Article 9
MISCELLANEOUS

9.1 Expenses. Except as set forth in this Agreement and whether or not the Transactions are consummated, each Party hereto shall bear all costs and expenses incurred or to be incurred by such Party in connection with this Agreement and the consummation of the Transactions.

9.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Sellers; provided, that Buyer may, without the consent of any other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to any Affiliate of Buyer; provided further, that Buyer shall remain jointly and severally liable with such Affiliates for Buyer’s and such Affiliates’ obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, including any liquidating trustee, responsible Person or similar representative for Sellers or Sellers’ estate appointed in connection with the Chapter 11 Cases.

9.3 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Sellers (and their estate), Buyer and their respective successors or permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.

9.4 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by a nationally recognized overnight delivery service with charges prepaid, or transmitted by hand delivery, or facsimile or electronic mail, addressed as set forth below, or to such other address as such Party shall have specified most recently by written Notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile or electronic mail with confirmation of delivery, which may be electronic (provided, however, that the sender does not receive any “bounceback” notification or other notice of non-delivery); provided, that if delivered or transmitted on a day other than a Business Day or after 5:00 p.m. EDT, notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely deposit of such Notice with an overnight delivery service:

If to any Seller: Fast Radius, Inc.
113 N. May Street
Chicago, Illinois 60607
Attention: Lou Rassey, Co-Founder and CEO
Email: lou.rassey@fastradius.com

With copies to: DLA Piper LLP (US)
1201 N. Market Street, Suite 2100
Wilmington, Delaware 19801
Attention: R. Craig Martin
Email: craig.martin@us.dlapiper.com

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
Attention: Rachel Ehrlich Albanese
Email: rachel.albanese@us.dlapiper.com

DLA Piper LLP (US)
444 West Lake Street, Suite 900
Chicago, Illinois 60606
Attention: W. Benjamin Winger
Email: benjamin.winger@us.dlapiper.com

If to Buyer: SyBridge Digital Solutions LLC
20700 Civic Center Drive
Suite 430
Southfield, Michigan 48076
Attention: Franklin McClelland
Email: franklin.mcclelland@sybridgetech.com

With copies to: c/o Crestview Partners
590 Madison Avenue, 42nd Floor
New York, New York 10022
Attention: Alexander Rose
Email: arose@crestview.com

and

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Alexander D. Fine and Matthew J. Williams
Email: afine@gibsondunn.com and MJWilliams@gibsondunn.com

Rejection of or refusal to accept any Notice, or the inability to deliver any Notice because of changed address of which no Notice was given, shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver.

9.5 Choice of Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement and any Claim or Proceeding that may be based upon, arise out of or relate or be incidental to this Agreement, the Transactions, the negotiation, execution, performance or consummation of the foregoing or the inducement of any Party to enter into the foregoing, whether now existing or hereafter arising shall be construed and interpreted, and the rights of the Parties shall be determined, in accordance with the Laws of the State of Delaware, without giving effect to any provision thereof that would require or permit the application of the substantive laws of any other jurisdiction.

9.6 Entire Agreement; Amendments and Waivers. This Agreement (including the Disclosure Schedules), the Sale Order, and all Transaction Documents and all certificates and instruments delivered pursuant hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties. To the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of another Transaction Document (which, for the avoidance of doubt, excludes any Sale Order), this Agreement will govern and control. This Agreement or any document delivered pursuant to this Agreement may be amended, supplemented or modified, and any of the terms, covenants, representations, warranties or conditions may be waived, only by a written instrument executed by Buyer and Sellers, or in the case of a waiver, by the Party waiving compliance. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided. No failure on the part of any Party to exercise, and no delay in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single partial exercise of such right, power or remedy by such Party preclude any other or future exercise thereof or the exercise of any other right, power or remedy.

9.7 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts to this Agreement may be executed via physical or electronic signature and delivered via facsimile, electronic mail, or other means of electronic transmission. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.

9.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

9.9 Headings. The table of contents and the headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

9.10 Exclusive Jurisdiction; Specific Performance; Remedies.

(a) Subject to Section 9.10(b), without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any Claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all Proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive Notices at such locations as indicated in Section 9.4. For the avoidance of doubt, this Section 9.10 shall not apply to any Claims that Buyer or its Affiliates may have against any third party following the Closing.

(b) Notwithstanding anything herein to the contrary, in the event the Chapter 11 Cases of Sellers are closed or dismissed, the Parties hereby agree that all Claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, shall be heard and determined exclusively in any federal court sitting in the District of Delaware or, if that court does not have subject matter jurisdiction, in any state court located in Delaware (and, in each case, any appellate court thereof), and the Parties hereby (i) consent to and submit to the jurisdiction and venue of such courts, (ii) agree that venue would be proper in such courts, and waive any objection that they may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Claim or Proceeding, and (iii) agrees providing Notice to the Persons and in the manner listed in Section 9.4 or any other process required or permitted by any such court, will be effective service of process; provided that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of Delaware. The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Claim or Proceeding.

(c) Each Party acknowledges that the other Parties would be damaged irreparably in the event that the terms of this Agreement are not performed by such Party in accordance with its specific terms or are otherwise breached or such Party fails to consummate the Closing when required pursuant to the terms of this Agreement and that, in addition to any other remedy that each Party may have under law or equity, each Party shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by the other Parties. Each Party further agrees that the other Parties shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(d) Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

9.11 WAIVER OF RIGHT TO TRIAL BY JURY. SELLERS AND BUYER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT

THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). FOR THE AVOIDANCE OF DOUBT, THIS SECTION 9.11 SHALL NOT APPLY TO ANY CLAIMS THAT BUYER OR ITS AFFILIATES MAY HAVE AGAINST ANY THIRD PARTY FOLLOWING THE CLOSING.

9.12 Survival. Each and every representation and warranty contained in this Agreement shall expire and be of no further force and effect as of the Closing. Each and every covenant and agreement contained in this Agreement (other than the covenants contained in this Agreement which by their terms are to be performed (in whole or in part) by the Parties following the Closing (each, a “Post-Closing Covenant”)) shall expire and be of no further force and effect as of the Closing. Each Post-Closing Covenant shall survive the Closing until the earlier of performance of such Post-Closing Covenant in accordance with this Agreement.

9.13 Non-Recourse. No past, present or future director, manager, officer, employee, incorporator, member, partner or equity holder of Buyer or Sellers shall have any Liability for any Liabilities of Buyer or Sellers, respectively, under this Agreement or for any Claim based on, in respect of, or by reason of the Transactions. To the maximum extent permitted by Law, the Buyer and Sellers hereby waive and release all such Liabilities against any such past, present or future director, manager, officer, employee, incorporator, member, partner or equity holder of Buyer or Sellers. This Agreement may only be enforced against, and any Claim, action (including in the Chapter 11 Case), suit, Proceeding or investigation based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement.

9.14 Disclosure Schedules. Except as set forth in this Agreement, the inclusion of any information (including dollar amounts) in Disclosure Schedules shall not be deemed to be an admission or acknowledgment by any Party that such information is required to be listed on such section of the relevant schedule or is material to or outside the Ordinary Course of Business of any Person. The information contained in this Agreement, the exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of any Law or breach of contract). Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. The Disclosure Schedules set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Disclosure Schedules relates; provided, however, that any information set forth in one Section of the Disclosure Schedules will be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face. Except as provided in Section 2.5(a), or as otherwise expressly provided in this Agreement, the Disclosure Schedules cannot be amended or modified without the mutual consent of the Parties, in writing.

9.15 Mutual Drafting. This Agreement is the result of the joint efforts of Buyer and Sellers, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and there is to be no construction against any Party based on any presumption of that Party’s involvement in the drafting thereof. Prior drafts of this Agreement or any ancillary agreements, schedules or exhibits thereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements, schedules or exhibits thereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the Parties.

9.16 Fiduciary Obligations. Nothing in this Agreement, or any document related to the Transactions, will require Sellers or any of its governing bodies, directors, officers or members, in each case, in their capacity as such, to take any action, or to refrain from taking any action, to the extent inconsistent with their fiduciary obligations or applicable Law.

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c

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Sellers and Buyer as of the date first above written.

BUYER:

SYBRIDGE DIGITAL SOLUTIONS LLC

By: /s/ Byron Paul
Name: Byron Paul
Title: Chief Executive Officer

SELLERS:

Fast Radius, Inc.

By: /s/ Patrick McCusker
Name: Patrick McCusker
Title: Authorized Signatory

Fast Radius Operations, Inc.

By: /s/ Patrick McCusker
Name: Patrick McCusker
Title: Authorized Signatory

FAST RADIUS PTE. LTD

By: /s/ Patrick McCusker
Name: Patrick McCusker
Title: Authorized Signatory

Signature Page to Asset Purchase Agreement